EXHIBIT 10.1

JONAH GAS GATHERING COMPANY

(A Wyoming General Partnership)

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS

ARE SET FORTH HEREIN

i

ii

Section 10.21.	Counterparts	45
Section 10.22.	Approvals	45
Section 10.23.	Dispute Resolution	45
Section 10.24.	Confidentiality	45

SCHEDULES AND EXHIBITS

EXHIBIT A	Names, Addresses, Capital Contributions and Sharing Ratios of the Partners

SCHEDULE 3.2	Capital Contributions
SCHEDULE 4.2	Management Authorization Policy
SCHEDULE 5.2	Tax Matters
SCHEDULE 6.1	Financial Responsibility Requirements
SCHEDULE 10.23	Dispute Resolution Procedures

iii

JONAH GAS GATHERING COMPANY

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

This Amended and Restated Agreement of Partnership (the “Agreement”) of Jonah Gas Gathering Company, dated effective as of the 1st day of August, 2006 (the “Effective Date”), is made and entered into by and among Enterprise Gas Processing, LLC, a Delaware limited liability company (hereinafter sometimes referred to as “Enterprise”), TEPPCO GP, Inc., a Delaware corporation (“TGP”) and TEPPCO Midstream Companies, L.P., a Delaware limited partnership (“TMC” and together with TGP, the “TEPPCO Parties”), each as a Partner of the Partnership.

WHEREAS, the Partnership was formed on June 20, 1996 by the execution of the Agreement of Partnership (“Original Agreement”) by and between Green River Pipeline LLC, a Wyoming limited liability company (“Green River”), and Jonah Pipeline Company, a Michigan corporation;

WHEREAS, McMurray Oil Company, a Wyoming corporation (“MOC”) acquired the Partnership Interest of Jonah Pipeline Company in the Partnership;

WHEREAS, on September 28, 2001, (i) TGP acquired from MOC and Green River, 0.001% of their respective Partnership Interests in the Partnership and (ii) TMC acquired from MOC and Green River, 99.999% of their respective Partnership Interests in the Partnership;

WHEREAS, immediately prior to the execution of this Agreement, TGP held a 0.001% Partnership Interest and TMC held a 99.999% Partnership Interest;

WHEREAS, on February 13, 2006, Enterprise Products Operating L.P., a Delaware limited partnership (“Enterprise Products”) and TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO Partners”) entered into a letter of intent relating to the formation of a joint venture with respect to the Partnership which letter of intent is superseded and replaced upon execution of this Agreement;

WHEREAS, prior to the date of this Agreement, Enterprise Products has funded certain portions of the expansion of the Jonah Gas Gathering System held by the Partnership on behalf of Enterprise and in contemplation of Enterprise entering into this Agreement on the terms herein set forth;

WHEREAS, prior to the Effective Date, all intercompany accounts payable of Jonah to TEPPCO Partners, L.P. and its Affiliates have been converted into Partners’ capital so that on the Effective Date Jonah does not have any amounts which are payable to any of its Partners or Affiliates;

WHEREAS, on the Effective Date, TMC will contribute all of its interest in Jonah Gas Marketing, LLC to the Partnership pursuant to the Contribution Agreement and after such contribution the Partnership will own 100% of the outstanding membership interests in Jonah Gas Marketing, LLC;

WHEREAS, on the Effective Date, Enterprise and the TEPPCO Parties have made and agree to make certain Capital Contributions to the Partnership as more particularly set forth in the Contribution Agreement and Exhibit A hereto and Enterprise shall be admitted as a Partner with all of the rights and obligations set forth in this Agreement;

WHEREAS, on the Effective Date, TMC intends to acquire the Partnership Interest owned by TGP so that TGP will no longer hold a Partnership Interest and thus will no longer be a Partner;

WHEREAS, the Partnership is a continuation of the Partnership in all respects, including the ownership and operations of its business and assets under applicable state and local law and for federal tax purposes; and

WHEREAS, the Partners have agreed to amend and restate the Original Agreement in its entirety and the Partnership shall be governed by this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The definitions used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1.  Other terms defined in this Agreement shall have such meaning assigned to such term in the applicable provisions of this Agreement.

1.             “Act” means the Wyoming Uniform Partnership Act, as amended from time to time.
2.             “Action” means any actual, threatened or potential Claims, causes of action, actions, suits, proceedings, or Governmental Authority investigations or Orders.
3.             “Additional Capital Contribution” means, as to any Partner, any amount contributed, required to be contributed or deemed to be contributed to the capital of the Partnership by the Partner pursuant to Section 3.2.

4.             “Additional Expansion” means an expansion of the Jonah Gas Gathering System beyond the Jonah Expansion which is approved by the Management Committee and which is not an EnCana Expansion.
5.             “AFE” means Authorization for Expenditure.
6.             “Affiliate” means any Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Person to whom reference is made; provided that, (i) any Person who is a direct or indirect subsidiary of Enterprise Products Partners L.P. shall not be considered an Affiliate of TGP or TMP and any person who is a direct or indirect subsidiary of TEPPCO Partners, L.P. shall not be considered an Affiliate of Enterprise and (ii) no Partner will be deemed to be an Affiliate of another Partner solely because of their ownership of Partnership Interests.
7.             “Agreement” means this Amended and Restated Agreement of Partnership of the Partnership.
8.             “Applicable Law” means all applicable and valid laws, rules, regulations, statutes, codes, ordinances, or other requirements of the United States or any regional, state or local government, whether such applicable laws now exist or hereafter come into effect (unless otherwise provided in this Agreement).
9.             “Available Cash” means unrestricted cash and cash equivalents of the Partnership less reasonable cash reserves set aside pursuant to Section 5.3.
10.           “Business” means to (a) hold, improve, develop, and operate the Jonah Gas Gathering System and such other facilities as may be useful for the gathering, treating, processing, and transportation of natural gas and the various products derived therefrom from wells located in the Jonah Field Area (said area comprising: all of Townships 27 North through 30 North, Range 107 West; all of Townships 27 North through 29 North, Ranges 108 and 109 West; all of Township 30 North, Range 109 West; and all of Section 36 in Township 30 North, Range 108 West), Sublette County, Wyoming, to one or more delivery points owned by parties other than the Partnership, (b) perform the Jonah Expansion, the EnCana Expansion and the Additional Expansion, as the case may be, and (c) perform or cause to be performed any other activities necessary to, in connection with, or incidental to the accomplishment of the foregoing business activities.
11.           “Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in Houston, Texas are authorized to close.
12.           “Capital Contributions” means the total of all capital contributions of the Partners pursuant to Sections 3.1 and 3.2 including, but not limited to, the Initial Capital Contributions, the Additional Capital Contributions and the amounts set forth on Schedule 3.2.

13.           “Capital Expenditures” shall mean all expenditures necessary for the construction of enlargements or additions to any of the assets or facilities owned by the Partnership or for any other acquisitions or improvements thereto of a capital nature, including, without limitation, expenditures for materials, labor, equipment, permits, consulting fees, accounting and legal fees, insurance costs, contractors’ fees, and land and easement costs.
14.           “Change of Control” means, with respect to any Partner, a change in the Person or Persons that ultimately controls such Partner including, the acquisition by any Person or two or more Persons acting in concert, other than the management or the shareholders of such controlling Person or Persons immediately prior to the change, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding shares of voting stock of such Controlling Person or Persons.
15.           “Claim” means any and all claims, demands, suits, actions, causes of action, losses, damages, Liabilities, judgments, fines, penalties, costs (including reasonable attorneys’ fees and costs of mediation, arbitration or litigation), investigations or orders.
16.           “Code” means the Internal Revenue Code of 1986, as amended.
17.           “Contemplated Total Expansion Capital” means an amount equal to $415.2 million.
18.           “Contribution Agreement” means that certain Contribution Agreement dated as of the date hereof, among Enterprise, TGP, TMC and the Partnership.
19.           “Contribution Date Value” has the meaning set forth in Section 5.2(c) and is equal to the Gross Asset Value of the Partnership Assets immediately before the Effective Date and admission of Enterprise as a Partner in the Partnership.  The Management Committee shall approve the allocation of increase in the Gross Asset Value of the Assets of the Partnership and future Depreciation on same, on a basis consistent with GAAP and applicable Regulations and the Code.
20.           “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, as described in Regulations Section 1.704-1(b)(2)(iv)(g), at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

21.           “Disposition,” “Disposing,” “Dispose” or “Disposed” means, with respect to any asset (including Partnership Interests or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset.
22.           “EnCana Agreement” means that certain Gas Gathering Agreement dated as of February 1, 2006, between EnCana Oil & Gas (USA) Inc. and the Partnership.
23.           “EnCana Expansion” means such expansion of the Jonah Gas Gathering System which is not the Jonah Expansion but which is requested by EnCana pursuant to Section 6 of the EnCana Agreement and which the Partnership is required to complete pursuant thereto.
24.           “Enterprise Parent Entity” means Enterprise Products Operating L.P., Enterprise Products Partners L.P. and any controlling Person or group of controlling Persons of either of such Persons.
25.           “Entity” means any Person other than a natural person.
26.           “Excess Expansion Costs” means the amount by which the Qualified Costs exceed the Contemplated Total Expansion Capital.
27.           “Fiscal Year” means the fiscal year of the Partnership as established in Section 7.2 hereof.
28.           “GAAP” means generally accepted accounting principles, consistently applied.
29.           “Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.
30.           “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the contributing Partner and the Management Committee;

(ii)           The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, and in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g), as of the following times: (a) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of

Partnership property as consideration for a Partnership Interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)         The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

(iv)        The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 3.6(d) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Management Committee determines that an adjustment to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).  If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

31.           “Guaranteed Payment” means a payment by the Partnership to a Partner as provided under Regulations Section 1.707-1(c).  Such payment is to be determined without regard to the income of the Partnership and is considered as made to a Partner who is not acting in its capacity as a Partner.
32.           “Initial Capital Contribution” means, as to any Partner, any amount contributed or required to be contributed to the capital of the Partnership by a Partner pursuant to Section 3.1 and as contemplated by Exhibit A.
33.           “Initial Commencement Date” means, the date that any pipeline portion of the Jonah Expansion is placed in service.
34.           “Jonah Expansion” means the installation of new compression, related new piping and certain related facilities, all as more particularly described in Section 4 of the EnCana Agreement.  The construction of the Jonah Expansion is contemplated to be completed in two phases, being phase I of the Jonah Expansion and phase II of the Jonah Expansion, each as described in Sections 4.2 and 4.3 of the EnCana Agreement.
35.           “Jonah Gas Gathering System” means the gas gathering system known as the “Jonah Gas Gathering System” which is owned and operated by the Partnership.
36.           “Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, STRICT LIABILITY, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

37.           “Management Committee” means the Persons appointed to manage the operations and affairs of the Partnership as provided in Section 4.1.
38.           “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b).  The amount of Nonrecourse Deductions for a Partnership Fiscal Year is determined in accordance with Regulations Section 1.704-2(c) and equals the net increase in Partnership Minimum Gain during the year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain; provided that increases in Partnership Minimum Gain resulting from conversions, refinancing, or other changes to a debt instrument described in Regulations Section 1.704-2(g)(3) shall not generate Nonrecourse Deductions.
39.           “Nonrecourse Liabilities” has the meaning set forth in Regulations Section 1.752-1(a)(2) or 1.704-2(b)(3).
40.           “Order” means any judgment, order, requirement, injunction, ruling, writ or decree of a Governmental Authority.
41.           “Partner” means Enterprise, TMP or TMC for so long as such Person remains a Partner under the Agreement, or any party admitted as an additional or substituted Partner in accordance with this Agreement and the Act for so long as such Person remains a Partner under the Agreement, each in the capacity as a Partner of the Partnership.  “Partners” means such Persons collectively.
42.           “Partner Nonrecourse Debt” or “Partner Nonrecourse Liability” as set forth in Regulations Section 1.704-2(b)(4), means any Partnership Liability to the extent that the Liability is nonrecourse for purposes of Regulations Section 1.1001-2, and a Partner (or related person within the meaning of Regulations Section 1.752-4(b)) bears the economic risk of loss within the meaning of Regulations Section 1.754-2.
43.           “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3).
44.           “Partner Nonrecourse Deductions,” as set forth in Regulations Section 1.704-2(i)(2) and 1.704-2(i)(3), means for any Partnership taxable year, the net increase during the year in Partner Nonrecourse Debt Minimum Gain, reduced (but not below zero) by the proceeds of the Liability distributed during the year to the Partner bearing the economic risk of loss for the Liability that is both attributable to the Liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.
45.           “Partnership” means Jonah Gas Gathering Company, a Wyoming general partnership.

46.           “Partnership Interest” means with respect to any Partner, all of such Partner’s ownership interest as a partner in the Partnership at any particular time, including but not limited to the right to any allocations of Profits and Losses and the right to receive distributions and any obligation to make Capital Contributions under this Agreement.
47.           “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
48.           “Person” or “person” means an individual, a corporation, a sole proprietorship, a partnership, a limited liability company, an association, a trust, a joint venture or any other entity or organization.
49.           “Phase I Commencement Date” means the date that the Bridger Compression Station (as defined in the EnCana Agreement) is placed in service.
50.           “Phase II Commencement Date” means the date of the completion of the Jonah Expansion.
51.           “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            Any income described in Code Section 705(a)(1)(B) of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustments shall be taken into account as gain or loss from the Disposition of such asset for purposes of computing Profits and Losses;

(iv)          Gain or loss resulting from any Disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property Disposed of, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation”; and

(vi)          Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 5.2(d)(2) or Section 5.2(d)(3) shall not be taken into account in computing Profits or Losses.

52.           “Qualified Costs” means the project costs associated with the Jonah Expansion as approved by the Management Committee or each of Enterprise and the TEPPCO Parties as necessary to complete the Jonah Expansion and shall include, without limitation but also without duplication, (a) all funds actually paid or costs incurred by Enterprise in connection with the Jonah Expansion, including any costs or expenses paid or incurred (whether internally or to a third party) by Enterprise in planning, engineering, constructing or completing the Jonah Expansion, (b) an amount equal to Enterprise’s cost of capital in funding the Jonah Expansion through August 31, 2006 for expenses actually paid by Enterprise prior to the Effective Date with such cost of capital to be equal to Enterprise’s borrowing cost under its senior credit facility and irrespective of whether Enterprise has actually incurred borrowings or made related payments under such facility (the “Enterprise Cost of Capital”), (c) amounts that Enterprise is required to pay for orders for equipment, raw materials and similar materials for the Jonah Expansion to the extent that Enterprise uses such materials in connection with the Jonah Expansion, or if such materials are not ultimately used in the Jonah Expansion, for those orders which Enterprise is unable to cancel and thus would be required to make payments thereon, or for cancellation fees and penalties on those orders which Enterprise is able to cancel only upon payment of a cancellation fee or penalty, and (d) the costs incurred by Enterprise relating to AFE No’s. P11062, P12084, P12085 and P12086 in the respective amounts of $334,000,000, $2,006,609, $12,003,571 and $65,039,223 and pursuant to which Enterprise has previously incurred (or expects to incur) costs relating to the Jonah Expansion (which AFEs shall be deemed to have been approved by the TEPPCO Parties and Enterprise, it being understood that further amendments to the AFEs will be subject to Management Committee approval and that any non-approval of such further amendment shall not be deemed to be a non-approval of the original AFE).
53.           “Regulations” means the Income Tax Regulations promulgated under the Code as amended from time to time, including the corresponding provisions of any succeeding regulations.
54.           “Sharing Ratio” means the percentage of ownership interest of a Partner in the Partnership as stated on Exhibit A attached hereto, as such Sharing Ratio may be adjusted from time to time as provided in this Agreement.
55.           “Tax Matters Partner” means Enterprise and the Tax Matters Partner shall take such actions on behalf of the Partnership as set forth in Schedule 5.2.

56.           “Third Party” means any Person other than the Partnership, any Partner, any Affiliate of a Partner, or any permitted successor or assignee of a Partner.
57.           “TEPPCO Parent Entity” means TEPPCO Partners, L.P., TEPPCO Midstream Companies, L.P. and any controlling Person or group of controlling Persons of either of such Persons.

ARTICLE 2

ORGANIZATION

Section 2.1.  Formation

The Partnership was formed on June 20, 1996 by the execution of the Original Agreement and such other applicable filings for the Partnership pursuant to the Act.

Section 2.2.  Name, Place of Business and Office

(a)           The Business shall be conducted under the name and style of Jonah Gas Gathering Company, although the Business may be conducted under any other name as may be allowed by local law and approved by the Management Committee.  The Partnership shall maintain its principal office at 1100 Louisiana, Suite 1300, Houston, Texas 77002, as the same may be changed from time to time by the Management Committee.  The Management Committee shall promptly give the Partners written notice of any change in location of the principal office of the Partnership.

(b)           The Management Committee shall take such steps as are necessary to qualify the Partnership to conduct the Business in any states in which the Partnership conducts the Business as required by local law.

Section 2.3.  Purposes and Character of Business; Powers

(a)           The purpose of the Partnership is to engage, either directly or through any Entity in which it has an interest, in the Business and any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purpose and that is not forbidden by the Act or by Applicable Law.  The Partnership may also pursue other business purposes by expanding its businesses and activities beyond those described in the immediately preceding sentence; provided that any such other business purposes or expanded businesses or activities (1) are not forbidden by the Act or by Applicable Law and (2) are approved by the Management Committee.

(b)           Notwithstanding the foregoing, unless otherwise approved by the Management Committee (and such action is not forbidden by the Act or Applicable Law), the Partnership will not engage in any activities that would cause the Partnership, the Partners, or any of their respective Affiliates to become subject to regulation as a non-exempt holding company under the Public Utility Holding Company Act of 1935, as amended.

(c)           Subject to the terms of this Agreement, the Partnership shall have any and all powers which are necessary or desirable to carry out the purposes of the Partnership, including, but not limited to, the power to do the following:

(1)           to hold, lease, manage, own, develop, Dispose of or improve all or any portion of the assets contributed to the Partnership under the Contribution Agreement, this Agreement or otherwise owned by the Partnership;

(2)           to establish, acquire or invest in, either singularly or with other parties, other Entities;

(3)           to acquire, hold, lease, own, develop or improve all or any portion of any property required in connection with the Business or any other business permitted by this Agreement in which the Partnership may be engaged, including, but not limited to, any equity interests or debt instruments in any Entity;

(4)           to purchase or otherwise acquire an interest in all or any portion of an interest in any other assets or properties, whether real, personal, mixed, tangible or intangible;

(5)           to borrow money, including, but not limited to, incurring financing to acquire, hold, manage or operate any assets or properties of the Partnership and to renew, extend, modify, rearrange or refinance such Partnership borrowings from time to time;

(6)           to mortgage, pledge, assign, encumber or grant security interests in Partnership assets, revenues and/or income;

(7)           to lease, sublease, or otherwise Dispose of all of the assets and properties of the Partnership, or any portion thereof or interest therein;

(8)           to make any investment or expenditure, to borrow money and to take any and all other actions which are incidental or reasonably related to any of the specific purposes recited above; and

(9)           to do any and all other things necessary or desirable to carry out the purpose of the Partnership and any other activity contemplated by this Agreement.

Section 2.4.  Term

The Partnership term commenced as of June 20, 1996 and shall continue until December 31, 2026 unless (i) the Partners unanimously agree to extend the term of the Partnership for a longer duration or (ii) the Partnership is earlier dissolved pursuant to the provisions hereof.

ARTICLE 3

PARTNERSHIP CAPITAL

Section 3.1.  Initial Capital Accounts and Contributions of the Partners

(a)           The TEPPCO Parties have previously contributed (whether through actual contributions or as a result of their acquisition of their Partnership Interests from MOC and Green River) to the Partnership those assets which are currently listed as assets of the Partnership on the Partnership’s books and records. The Capital Account of the TEPPCO Parties on the Effective Date shall be equal to the Contribution Date Value.

(b)           Enterprise and the TEPPCO Parties shall contribute to the Partnership those assets described in Schedule 3.2.  Upon making such contribution, or due to such contribution, as the case may be, each Partner has received or shall receive its respective Partnership Interest and its Sharing Ratio as set forth in Exhibit A.

Section 3.2.  Additional Capital Contributions of the Partners

(a)           Except as set forth in Section 3.2(b) below, no Partner shall be required to make Additional Capital Contributions to the Partnership, nor shall any Partner be obligated to satisfy any deficit in its Capital Account and no Partner shall be permitted to make an Additional Capital Contribution without the approval of the other Partners.  Except as provided in Section 3.1 or this Section 3.2, no Partner shall be required to make Capital Contributions to the Partnership except as required by law or as otherwise provided in this Agreement.  No Partner shall ever be required to contribute any amounts to the Partnership for the benefit of any creditor or other Third Party.

(b)           Notwithstanding any other provision hereof, the Partners shall make the respective Additional Capital Contributions in such amounts and at such times as described in Schedule 3.2.

Section 3.3.  Partnership Capital

(a)           Except to the extent that interest income to the Partnership is allocated to a Partner, no Partner shall be entitled to interest on any Capital Contribution (other than interest, if applicable, contemplated by subparagraph (b) in the definition of Qualified Costs) to the Partnership or any Capital Account balance.

(b)           No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement.

(c)           Other than in a liquidation as contemplated by Article 8, under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.

Section 3.4.  Liability of Partners

(a)           No Partner shall be liable for the debts, Liabilities, contracts or any other obligations of the Partnership, except to the extent expressly provided herein or in the Act.  No Partner shall be liable for the debts or Liabilities of any other Partner except as provided in the Act.

(b)           No Partner shall be required to loan or contribute to the Partnership any funds other than as expressly required in this Agreement.

(c)           No Partner shall be liable for the return of all or any portion of the Capital Contributions of any other Partner.

Section 3.5.  Loans by Partners or Affiliates

Subject to obtaining any approvals required under this Agreement for the Partnership to borrow funds, any Partner or its Affiliate may (but shall not be obligated to) at any time, upon obtaining the consent of the Management Committee, loan money to the Partnership or guarantee a loan of funds to the Partnership to finance Partnership operations, to finance or refinance Partnership property, to pay the debts and obligations of the Partnership, or for any other Partnership purpose.  If any Partner or its Affiliate lends funds or guarantees a loan of funds to the Partnership, such Partner or Affiliate shall be entitled to receive interest on such loan, or a fee associated with any such loan or guaranty, at an interest rate or fee to be agreed upon by such Partner or Affiliate and the Management Committee.  Each Partner acknowledges and agrees that any loan from any Partner to the Partnership shall not be a Capital Contribution and shall not result in any change in the Capital Accounts or the Sharing Ratios of the Partners.

Section 3.6.  Capital Accounts

(a)           A Capital Account shall be established and maintained for each Partner.  The Capital Account of the TEPPCO Parties on the Effective Date will be equal to the Contribution Date Value.

(b)           A Partner’s Capital Account shall be increased by (i) the amount of cash and the initial Gross Asset Value of any property contributed by such Partner to the Partnership including the Capital Contributions funded pursuant to Schedule 3.2, (ii) such Partner’s allocable share of Profits, income and gain and (iii) the amount of any Partnership Liabilities that are expressly assumed by such Partner or that are solely secured by any Partnership property distributed to such Partner.

(c)           A Partner’s Capital Account shall be decreased by (i) the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses, deductions and other losses and (iii) the amount of any Liabilities of such Partner that are expressly assumed by the Partnership or that are solely secured by any property contributed by such Partner to the Partnership.

(d)           Upon the occurrence of certain events (as described in Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4) and 1.704-2), the Management Committee may agree to increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership’s books.

(e)           The Capital Account of each Partner shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of Profits and Losses and to all contributions and distributions theretofore made.  Any Person who acquires a Partnership Interest directly from a Partner, or whose Partnership Interest shall be increased by means of a Disposition to it of all or part of the interest of another Partner, shall have a Capital Account which includes the Capital Account balance of the Partnership Interest so acquired or Disposed of.

(f)            Any fees, salary or similar compensation payable to a Partner pursuant to this Agreement shall be deemed a Guaranteed Payment for federal income tax purposes and not a distribution to such Partner for such purposes.  Such payments to a Partner shall not reduce the Capital Account of such Partner, except to the extent of its distributive share of any Losses or other downward capital adjustment resulting from such payment.

(g)           From time to time the Management Committee may make such modifications to the manner in which the Capital Accounts are computed to comply with Regulations Sections 1.704-1(b) and 1.704-2 provided that such modification is not likely to have a material effect on the amounts distributable to any Partner pursuant to this Agreement.

(h)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

(i)            Except as otherwise provided herein or as required by the Code or Regulations, all items of income, gain, loss, deduction, credit, and any other items of the Partnership shall be allocated among the Partners for federal and state income tax purposes as they share the corresponding Capital Account items pursuant to this Section 3.6.

(j)            With respect to any property contributed to the Partnership by any Partner the value of which differs from the adjusted basis of the property for federal income tax purposes, all items of income, gain, loss, deduction, credit or any other tax items, as computed for federal income tax purposes, shall be allocated among the Partners so as to take account of such difference in accordance with the terms hereof.

Section 3.7.  Sharing Ratios

The Sharing Ratio (or the calculation thereof) of each Partner is set forth on Exhibit A, attached hereto and hereby made a part hereof.  Except as otherwise provided in this Agreement and on Exhibit A, the Sharing Ratios may only be adjusted with the consent of the Management Committee and the Management Committee shall have the full authority to amend Exhibit A to reflect any such adjustments to the Sharing Ratios; provided that no adjustments to the Sharing Ratios shall be made prior to the Initial Commencement Date.  Enterprise shall begin receiving distributions from the Partnership based on its Sharing Ratio effective on the Initial Commencement Date in accordance with Exhibit A.  Thereafter the Sharing Ratios shall be subject to any adjustments of the Partnership Interests as set forth in this Agreement and on Exhibit A.

Section 3.8.  No Right to Priority of Return of Capital

No Partner shall have any priority over any other Partner as to the return of its contributions to capital or as to compensation by way of income.

ARTICLE 4

RIGHTS, POWERS AND DUTIES OF THE PARTNERS, THE MANAGEMENT
COMMITTEE, THE PRESIDENT AND THE OTHER OFFICERS

Section 4.1.  Management and Control of the Partnership

(a)           The powers of the Partnership shall be exercised by or under the authority of, and the Business and affairs of the Partnership shall be managed under the direction of, Enterprise and the TEPPCO Parties; provided that the Partners may delegate all or any portion of their rights, powers and obligations to the President as provided in Section 4.2.  Any Partner shall be entitled to bring advisors or other persons as they deem appropriate to any meeting of the Partners.

(b)           The Partners agree to act through a Management Committee comprised of principal representatives (the “Management Committee Representatives”) appointed by each of the Partners.  The Management Committee will consist of four (4) Management Committee Representatives and will provide management oversight and executive level supervision for all financial, commercial and operating functions of the Partnership.  Enterprise shall have the right to appoint two Management Committee Representatives and the TEPPCO Parties shall have the right to collectively appoint two Management Committee Representatives.  A Management Committee Representative appointed by a Partner is not required to be an employee of the appointing Partner or any of its Affiliates and shall be designated by notice to the other Partner.  Each Management Committee Representative shall serve until his successor is designated by the Partner that appointed such Management Committee Representative.  Each Management Committee Representative shall have one vote.  Any Management Committee Representative may be removed at any time by the Partner appointing such Management Committee Representative and shall be replaced by such Partner at such time as determined by such appointing Partner.  The Management Committee Representatives shall receive no compensation from the Partnership for their service on the Management Committee.  Each Partner shall be responsible for all costs associated with its representatives’ participation on the Management Committee.  As of the Effective Date, the Management Committee will consist of (i) A.J. Teague and Allen C. Capps each designated by Enterprise and (ii) William G. Manias and John N.

Goodpasture each designated by the TEPPCO Parties.  The Management Committee may form additional committees as the Partners or the Management Committee may desire from time to time.

(c)           Each Management Committee Representative shall vote, and shall take all other necessary or desirable actions within such Management Committee Representative’s control (including, without limitation, attendance at meetings in person or by proxy and for purposes of the execution of written consents in lieu of meetings), to ensure compliance with this Section 4.1.

(d)           Unless otherwise expressly provided in a written notice issued by the Secretary of the Partnership, an annual meeting of the Management Committee for the transaction of such business as may properly come before such meeting shall be held at the principal office of the Partnership at 9:00 a.m. on the second Tuesday in the month of August.  Regularly scheduled, periodic meetings of the Management Committee may be held at such times and places as shall from time to time be determined by resolution of the Management Committee and communicated to all Management Committee Representatives or their representatives.  Each Management Committee Representative shall inform the other Management Committee Representatives of any business matters that it intends to raise at any regular meeting of the Management Committee within a reasonable time prior to such meeting.  The business matters to be acted upon at any such meeting shall be limited to the matters disclosed by a Management Committee Representative or its representative(s) prior to such meeting.

(e)           Any Management Committee Representative shall have the right to call a special meeting of the Management Committee upon at least 24 hours written notice.  Each notice of a meeting shall state the time and place of the meeting, the agenda and any matters which are being submitted for approval.  The business matters to be acted upon at any such meeting shall be limited to the matters set forth in the notice delivered with respect to such meeting.

(f)            All meetings of the Management Committee or other committees of the Partnership shall be presided over by a chairman of the meeting, who shall be a Management Committee Representative and shall be initially designated by Enterprise; provided that, the chairman appointed by Enterprise shall serve as chairman of the Management Committee for a term of one year and upon the one year anniversary of such chairman’s appointment, TMC shall have the right to appoint the chairman for the next one year period with such right of appointment alternating between TMC and Enterprise so that upon each one year anniversary of the then serving chairman, the Partner who was not entitled to appoint the chairman for the previous year will have the right to appoint the chairman for the next year.  The chairman of any meeting shall determine the order of business and the procedure at the meeting, including regulation of the manner of voting and the conduct of discussion.

(g)           Unless otherwise restricted by Applicable Law or this Agreement, the Management Committee or other committees may hold a meeting by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can effectively communicate with each other.  Such participation in a meeting shall constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h)           Management Committee Representatives may vote either in person or by proxy executed in writing.  A photographic, photostatic, facsimile or similar reproduction of a writing executed by the Management Committee Representative shall be treated as an execution in writing for purposes of this Section 4.1(h).  Proxies for use at any meeting of the Management Committee or other committee of the Partnership shall be filed with the Partnership before or at the time of the meeting.  All proxies, written consents and ballots shall be received and taken charge of and canvassed by an inspector or inspectors appointed by the President who shall decide all questions touching upon voting matters.

(i)            Except as otherwise provided by Applicable Law, any action required or permitted to be taken at any meeting of the Management Committee or other committee of the Management Committee may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders or representatives of not less than the minimum percentage of votes that would be necessary to take such action at a meeting at which the Management Committee Representatives entitled to vote on the action were present and voted; provided, however, that no such written consent shall be effective unless each such Management Committee Representative entitled to vote on such action has been provided with at least three (3) Business Days prior written notice of such consent to be sought or has waived the requirement of such notice.  To the extent required by Applicable Law, every written consent shall bear the date of signature of each Management Committee Representative who signs the consent.  To the extent required by Applicable Law, no written consent shall be effective to take the action that is the subject to such consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Partnership in the manner required by this Section 4.1, a consent or consents signed by the holder or holders of not less than the minimum percentage of votes that would be necessary to take the action that is the subject of the consent are delivered to the Partnership by delivery to its registered office or its principal place of business.  A photographic, photostatic, facsimile or similar reproduction of a writing signed by a Management Committee Representative shall be regarded as signed by the Management Committee Representative for purposes of this Section 4.1.  Prompt written notice of the taking of any action by the Management Committee or committees of the Management Committee without a meeting by less than unanimous written consent shall be given to those Management Committee Representatives who did not consent in writing to the action.

(j)            A quorum shall be present at a meeting of the Management Committee or other committee if the holders of at least a majority of all Management Committee Representatives are represented at the meeting in person or by proxy.  The voting interest of any Management Committee Representative failing or declining to vote within the time allowed on any matter shall be counted against the proposal.

(k)           Except as otherwise provided for in this Agreement, action on any matter provided for in this Agreement where the approval of the Management Committee is required or contemplated, shall require the affirmative vote of at least a majority of the Management Committee Representatives entitled to vote.  Any unresolved differences (i.e. matters for which a majority of the Management Committee Representatives do not agree to approve or reject) may be submitted by any Partner to the Dispute Resolution Procedure set forth on Schedule 10.23 and upon resolution of such matter in accordance with the provisions set forth on Schedule 10.23, such matter shall be deemed to have been approved by the Management Committee.

(l)            The Management Committee will review, determine and approve the amount of all Qualified Costs incurred in connection with the Jonah Expansion in accordance with the terms of the definition of Qualified Costs in Article I of this Agreement.  Such review, determination and approval may be made either prior to or after the incurrence of such Qualified Costs but in any event, the Management Committee shall (i) as of the Phase I Commencement Date, make such determination as of the Phase I Commencement Date and (ii) after the Phase I Commencement Date and prior to the Phase II Commencement Date, make such determination as of the first day of each such month.

Section 4.2.  Delegation to President

To the fullest extent permitted by Applicable Law, except as otherwise provided in Section 4.5 and Section 4.6, the Management Committee hereby expressly delegates to the President the full authority of a Senior Vice President as set forth in the Management Authorization Policy attached hereto as Schedule 4.2 and applied in the same manner as if the Partnership were considered to be a subsidiary of Enterprise Products GP, LLC, Enterprise Products Partners L.P. or Enterprise Products Operating L.P. (collectively, the “EP Parties”), as the same may be amended from time to time by the EP Parties, to manage and control the affairs of the Partnership and to make all decisions affecting the Business, and such other duties as the Management Committee may from time to time establish which may be a reduction of or an addition to those duties enumerated on Schedule 4.2.  Bill Ordemann is hereby appointed president (“President”) of the Partnership.  Enterprise shall have the right to remove and/or replace the President and any other officers in its sole discretion, subject to the rejection rights of TMC set forth in Section 4.3(c).

Section 4.3.  Other Officers

(a)           Number.  Other than the President, the officers of the Partnership shall consist of one or more Vice Presidents, the Secretary, the Treasurer, and such other officers and assistant officers and agents as may be deemed necessary and elected or appointed by the Management Committee, or chosen in such other manner as may be prescribed by this Agreement, at such time and in such manner and for such terms as the Management Committee may prescribe (the “Officers”).  Any two or more offices may be held by the same Person.  Persons other than Management Committee members (unless otherwise agreed by all the Partners) may serve as Officers.

(b)           General Duties.  All Officers and agents of the Partnership, as between themselves and the Partnership, shall have such authority, perform such duties and manage the Partnership as may be provided in this Agreement or as may be determined by the Management Committee not inconsistent with the terms of this Agreement.

(c)           Election, Term of Office and Qualifications.  The Officers shall be chosen by the members of the Management Committee appointed by Enterprise; provided that, TMC shall have the right to reject such Officer’s appointment within two Business Days of such appointment, in which case Enterprise shall appoint another Officer to so serve, subject again to TMC’s right to continue to reject such appointment within two Business Days of such appointment.  Each Officer shall hold office until a successor is chosen and qualified or until the death, resignation, or removal of such Officer.  Designation of an Officer as such shall not of itself create any contractual rights between the Partnership and such Officer.

(d)           Removal.  Any Officer or agent may be removed (with or without cause) by the Management Committee, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed.

(e)           Resignation.  Any Officer may resign at any time by giving written notice to any Management Committee Representative, the President or the Secretary.  Such resignation shall take effect at the time specified in the notice, and, unless otherwise specified in the notice, the acceptance of such resignation shall not be necessary to make it effective.  Such resignation shall be without prejudice to the contract rights, if any, of the Partnership.

(f)            Vacancies.  Any vacancy in any office because of death, resignation, removal or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in this Agreement for election or appointment to such office.

(g)           The Vice Presidents.  Each Vice President shall have such powers and perform such duties as the Management Committee may from time to time prescribe or as the President (subject to such authority limits as the Management Committee may from time to time prescribe) may from time to time delegate to him or her.  At the request of the President, any Vice President may temporarily act in place of the President.  In the case of the death, absence, or inability to act of the President, the Management Committee may designate any Vice President to perform the duties of the President in accordance with the terms of this Agreement.

(h)           The Secretary.  The Secretary shall keep or cause to be kept in books provided for that purpose, minutes of the meetings of the Partners; shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the Management Committee or by the President.

(i)            Assistant Secretary.  At the request of the Secretary or in the Secretary’s absence or inability to act, the Assistant Secretary, if any, shall perform part or all of the Secretary’s duties.

(j)            The Treasurer.  The Treasurer shall be the principal financial officer of the Partnership; shall have charge and custody of and be responsible for all funds of the Partnership and deposit all such funds in the name of the Partnership in such banks, trust companies or other depositories as shall be selected by the Management Committee; shall receive and give receipts for moneys due and payable to the Partnership from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the Management Committee or by the President.  The Treasurer shall render to the President and the Management Committee, whenever the same shall be required, an account of all transactions accomplished as treasurer and of the financial condition of the Partnership.

(k)           Assistant Treasurer.  At the request of the Treasurer or in the Treasurer’s absence or inability to act, the Assistant Treasurer, if any, shall perform part or all of the Treasurer’s duties.

(l)            Devotion of Time.  Each Officer shall devote such time, effort, and skill to the Partnership’s business affairs as he or she deems necessary and proper for the Partnership’s welfare and success.

Section 4.4.  Authority of the Partners, the Management Committee Representatives or the President as to Third Persons

Any Person dealing with the Partnership, a Partner, a Management Committee Representative or the President may rely upon a certificate signed by the Secretary or Assistant Secretary, thereunto duly authorized, concerning:

(a)           the identity of the President, Vice President, Secretary, Management Committee Representative or any Partner;

(b)           the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by a Management Committee Representative, the President or any Officer of the Partnership who has been delegated authority to act on behalf of the Partnership, or in any other manner germane to the affairs of the Partnership;

(c)           the Person or Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)           any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership, a Management Committee Representative or any Partner as it regards the Business or any other business permitted by this Agreement in which the Partnership may be engaged.

Section 4.5.  Actions Requiring Consent of the Management Committee

The President shall not have the authority to take any action except as provided in Section 4.2 or as otherwise approved by the Management Committee.

Section 4.6.  Restrictions on the Authority of the Management Committee

Notwithstanding anything to the contrary contained in this Agreement, without the consent of each Partner, neither the Management Committee nor the President shall have the power or authority:

(a)           to lease or Dispose of all or substantially all of the assets of the Partnership;

(b)           to dissolve and wind up the Partnership;

(c)           unless otherwise provided in this Agreement, to amend this Agreement;

(d)           to merge, convert, or consolidate the Partnership with or into any Entity;

(e)           to admit one or more additional or substituted Partners or to issue additional Partnership Interests, except as may otherwise be permitted in Article 6;

(f)            to file a voluntary petition in bankruptcy on behalf of the Partnership;

(g)           to possess Partnership property, or assign, pledge or hypothecate its rights in specific Partnership assets other than for a Partnership purpose;

(h)           to make any tax election for the Partnership;

(i)            to sustain or enter into any contract or agreement that would bind any Affiliate (other than the Partnership) of any Partner;

(j)            to assign any of the property of the Partnership in trust for the benefit of creditors, or to make or file or acquiesce in the making or filing by any other person, of a petition or other action requesting the reorganization or liquidation of the Partnership; or

(k)           to act on any other matter that is subject to the agreement, consent or approval of the Partners hereunder.

If the Partners are unable to agree as to any of the items set forth in this Section 4.6, the matter may be submitted to the Dispute Resolution Procedure set forth on Schedule 10.23 and upon resolution of such matter in accordance with the provisions set forth on Schedule 10.23, such matter shall be deemed to have been approved by all of the Partners.

Section 4.7.  Transactions or Disputes with Related Parties

Upon approval of the Management Committee, the Partnership may agree, contract, or arrange with any Partner or any Affiliates of any Partner in the name and on behalf of the Partnership, for the performance of services for the Partnership, and the payment of compensation therefor, in carrying out the Business as if such Partner or Affiliate were an independent contractor.

Section 4.8.  Compensation of the Management Committee Representatives, Officers and Partners; Reimbursement of Expenses

The management, administrative and operating functions of the Partnership will be performed by employees of EPCO, Inc. pursuant to the administrative services agreement to which TEPPCO Partners, L.P. and TEPPCO GP, Inc. are parties, which was effective on February 24, 2005.  The Partnership will reimburse EPCO, Inc. in accordance with such agreement for the allocated costs of its employees who perform operating, management and other administrative functions for the Partnership, including those of any Management Committee Representative, Officer or Partner.

Section 4.9.  Indemnification and Exculpation of the Partners, Management Committee Representatives, Officers and Employees

(a)           No Partner, Management Committee Representative, Officer or employee of the Partnership or any authorized representative of a Partner or Management Committee Representative (collectively “Indemnified Persons” or singularly “Indemnified Person”) shall have any Liability to the Partnership or the Partners for any loss sustained or Liabilities incurred as a result of any act or omission of such Indemnified Person if (1) the Indemnified Person acted in good faith in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Partnership, and (2) the conduct of the Indemnified Person did not constitute actual fraud, gross negligence, bad faith or willful misconduct.

(b)           The Partnership shall indemnify an Indemnified Person from and against any and all losses, Claims, damages, Liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all Claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which an Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE INDEMNIFIED PERSON, if (1) the Indemnified Person acted in good faith in a manner he, she or it reasonably believed to be in, or not opposed to, the best interests of the Partnership and (2) the conduct of the Indemnified Person did not constitute actual fraud, gross negligence, bad faith or willful misconduct.  The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnified Person did not meet the requisite standard of conduct set forth in this Section 4.9(b).  Any indemnification pursuant to this Section 4.9 shall be made only out of the assets of the Partnership, including insurance proceeds, if any.

(c)           Promptly after receipt by an Indemnified Person of notice of any pending or threatened Action made or instituted against such Indemnified Person by a Person other than another Indemnified Person (a “Third Party Action”), such Indemnified Person shall, if a Claim in respect thereof is to be made by such Indemnified Person against the Partnership, give notice thereof to the Partnership and each Partner.  The Partnership, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Person (with full right of subrogation to the Indemnified Person’s rights and defenses).  The Indemnified Person may employ separate counsel in any such Third Party Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Partnership.  In such case the Partnership shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Person, it being understood, however, that the Partnership shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Person, and such firm shall be designated in writing by the Indemnified Person.  All fees and expenses for any such separate counsel shall be paid periodically as incurred.  The Partnership shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Partnership shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Person to promptly remedy the same, in which case, the Indemnified Person without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent of the Partnership.  The Partnership shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Person from all Claims and Liabilities that are the subject of such Third Party Action.  The Partners agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto.  The Partners will similarly cooperate in the prosecution of any Claim or lawsuit against any Third Party.  If, after the Partnership elects to assume the defense of a Third Party Action, it is determined pursuant to the dispute resolution procedures described in Section 10.23 and Schedule 10.23 or otherwise determined in a related binding legal proceeding that the Indemnified Person is not entitled to indemnification with respect thereto, the Partnership shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Person were paid by the Partnership, the Indemnified Person shall promptly reimburse the Partnership for the full amount thereof.

(d)           The indemnification provided by this Section 4.9 shall be in addition to any other rights to which the Indemnified Persons may be entitled under any agreement, as a matter of law or otherwise.

(e)           The Partnership may purchase and maintain insurance on behalf of the Indemnified Persons and the employees, as the Management Committee shall determine, against any Liability that may be asserted against or expenses that may be incurred by the Indemnified Persons or the employees in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify the Indemnified Persons or employees against such Liability under the provisions of this Agreement.

(f)            In no event may the Indemnified Persons or the employees of the Partnership subject the Partners to personal Liability by reason of the indemnification provisions set forth in this Agreement except as may be required under the Act.

(g)           The Indemnified Persons shall not be denied indemnification in whole or in part under this Section 4.9 because an Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 4.9 are for the benefit of the Indemnified Persons and their respective permitted successors and assigns, and shall not be deemed to create any rights for the benefit of any other Persons.

Section 4.10.  Competition.

Each Partner, in its individual capacity or otherwise, and its respective principals and Affiliates, shall be free to engage and conduct or participate in any business or activity whatsoever, including, without limitation, the Business, without any accountability or obligation whatsoever to the Partnership or to any other Partner and each Partner waives any right or Claim it may have against any Partner with respect to any competing business or activity or the income or profits therefrom.

Section 4.11.  Liability of the Management Committee Representatives and Partners

It is the intent of this Section 4.11 to restrict the Liability and fiduciary duties of the Partners to the maximum extent permitted under Applicable Law.  Neither the Partnership nor any Partner shall have any Claim against any Management Committee Representative or Partner by reason of any act or omission of such Management Committee Representative or Partner, provided that such act or omission was performed by the Management Committee Representative or Partner in the belief that the Management Committee Representative or Partner was acting within the scope of its authority under this Agreement and that such act or omission did not involve the Management Committee Representative’s or Partner’s bad faith, gross negligence, willful misconduct or fraud, REGARDLESS OF WHETHER SUCH ACT OR OMISSION CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE MANAGEMENT COMMITTEE REPRESENTATIVE OR PARTNER.  Notwithstanding the above, a Management Committee Representative or Partner shall have no Liability hereunder for failing to act if such act required the consent of some or all of the Management Committee Representatives or Partners and the required consent to such action was not granted.  Any amendment, modification or repeal of this

Section 4.11 or any provision in this Section 4.11 shall be prospective only and shall not in any way affect the limitations on the Management Committee Representative’s or Partner’s Liability to the Partnership and the Partners under this Section 4.11 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Claims relating to such matters may arise or be asserted.  In furtherance of this limitation of fiduciary duties of the Management Committee Representatives and Partners, but not by way of limitation, the following provisions shall apply:

(a)           It will not constitute a breach of fiduciary or other duty for a Management Committee Representative, a Partner or any of its respective Affiliates to engage in any business activity, including, without limitation, activities of the type conducted by the Partnership, even if in direct competition with the Partnership;

(b)           It will not constitute a breach of fiduciary or other duty for the Management Committee Representatives or Partners to resolve any conflicts of interest in accordance with the terms of this Agreement or an agreement with the other Management Committee Representatives or Partners;

(c)           It will not constitute a breach of fiduciary or other duty for the Management Committee Representatives or Partners to engage attorneys, accountants and other advisors on behalf of the Partnership even though such Persons may also be retained from time to time by a Management Committee Representative or Partner or any of a Management Committee Representative’s or Partner’s officers, directors, shareholders, members or partners, and such Persons may be engaged with respect to any matter in which the interest of the Partnership and a Management Committee Representative or Partner may differ, or may be engaged by both the Partnership and a Management Committee Representative or Partner with respect to any other matter.  Neither the Management Committee Representatives nor the Partners shall be responsible for any misconduct or negligence on the part of any such attorney, accountant or other advisors; and

(d)           Subject to the restrictions in Section 4.12, it will not constitute a breach of fiduciary or other duty for a Management Committee Representative or Partner to contract or enter into any agreement or arrangement with the Partnership with respect to any Partnership property or any aspect of the operations of the Partnership.

Section 4.12.  Transactions with Related Parties

(a)           A Partner (with the consent of the Management Committee) may agree, contract or arrange with any of its Affiliates (including any Partner), or any Affiliate of any Partner, in the name and on behalf of the Partnership, for the purchase of products or services for the Partnership, and the payment therefor, in carrying out the Business as if such parties were independent contractors.

(b)           Any contract or agreement between the Partnership and a Partner or its Affiliates shall require the prior written consent of the Management Committee which consent shall not be unreasonably withheld.

Section 4.13.        Operating Matters

The Partners acknowledge that an Affiliate of Enterprise has heretofore assumed the day-to-day responsibility for the operation and commercial management of the Jonah Gas Gathering System and it is the intent of the Partners that such Affiliate will continue such responsibility in accordance with past practice until such time as a mutually agreeable Operating Agreement can be entered into between the Partnership and such Affiliate (any such agreement, the “Operating Agreement”).  The Partners agree to use good faith in negotiating the terms of such an Operating Agreement but to the extent that such Affiliate and the Partnership are unable to agree on such terms, such Affiliate and its Affiliates (including Enterprise) will have no obligation to continue assuming the day-to-day responsibility for the operation and commercial management of the Jonah Gas Gathering System.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS; TAX MATTERS

Section 5.1.  Allocation of Profit and Loss

(a)           Allocation of Profits. After first giving effect to the regulatory allocations set forth in Section 5.2(d)(1), and the special allocations in Section 5.2(d)(2), Profits for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Sharing Ratios as reflected on Exhibit A.

(b)           Allocation of Losses. After first giving effect to the regulatory allocations set forth in Section 5.2(d)(1), and the special allocations in Section 5.2(d)(2), Losses for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Sharing Ratios as reflected on Exhibit A.

Section 5.2.  Tax Provisions

(a)           Status of Partnership.  The Partners intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, the Partnership will be treated as a Partnership for federal, state, and local income tax purposes, and each Partner agrees not to elect to be excluded from the application of all or any part of Subchapter K of the Code or any corresponding provisions of state or local law.

(b)           Tax Returns, Proceedings and Elections.  Tax returns, proceedings and elections shall be governed by the provisions of Schedule 5.2 attached.  The provisions of Schedule 5.2 may be amended from time to time by vote of the Partners as provided in Section 4.6(h).

(c)           Agreed Gross Asset Value of Partnership Assets at Effective Date.  The Partners, hereby agree that the Gross Asset Value of the assets of the Partnership effective immediately before the admission of Enterprise as a Partner is equal to $657.1 million, which amount represents the sum of the Agreed Base Amount of $641.9 million, the 2006 Well Connect Capital of $4.1 million and the Phase IV Capital Contribution of $11.1 million (the “Contribution Date Value”).  For the avoidance of doubt, the Jonah Gas Marketing Contribution and the Intercompany Debt Contribution are included in the Agreed Base Amount of $641.9 million.

(d)           Regulatory Allocations.  The following regulatory allocations shall be made for the purpose of complying with Code Section 704(b) and the Regulations thereunder in the following order:

(1)           (A)          Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), and notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary subsequent years) equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g); provided that a Partner shall not be subject to this Section 5.2(d)(1)(A) to the extent that an exception is provided by Regulations Sections 1.704-2(f)(2), (3) and (4), and any Revenue Rulings issued pursuant to those Regulations.  Any Partnership Minimum Gain allocated pursuant to this Section 5.2(d)(1)(A) shall consist of first, gains recognized from the Disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities, and second, if necessary, a pro rata portion of the Partnership’s other items of income or gain for such Fiscal Year. This Section 5.2(d)(1)(A) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.  The Capital Accounts of the Partners may be restated pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) in connection with a termination of the Partnership under Code Section 708(b)(1)(B).

(B)           Partner Nonrecourse Debt Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision of this Section 5.2 except Section 5.2(d)(1)(A), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).  A Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5); provided that a Partner shall not be subject to this Section 5.2(d)(1)(B) to the extent that an exception is provided by Regulations Section 1.704-2(i)(4) and any Revenue Rulings issued thereunder. Any Partner Nonrecourse Debt Minimum Gain allocated pursuant to this Section 5.2(d)(1)(B) shall consist of first, gains recognized from the Disposition of Partnership property subject to the Partner Nonrecourse Debt, and second, if necessary, a pro rata portion of the Partnership’s other items of income or gain for that year.  This Section 5.2(d)(1)(B)

is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(C)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Partners in proportion to their respective Sharing Ratios.

(D)          Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(h).

(E)           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(2)           Special Allocations.

(A)          Allocation of Inherent Gain.  If during the term of the Partnership, the Capital Accounts of the Partners are not restated pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), then except as required by the Regulatory Allocations, gain on Disposition of the Partnership’s assets as of the date of this Agreement and their adjusted tax basis as of such date shall be allocated to the Partners in proportion to their Sharing Ratios.

(B)           Curative and Remedial Allocations.  The allocations set forth in Section 5.2(d)(1)(A) — (E) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b).  It is the intent of the Partners that to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, and deduction pursuant to this Section 5.2(d)(2)(B).  Therefore, notwithstanding any other provision of this Section 5.2 (other than the Regulatory Allocations), the Partners hereby authorize offsetting special allocations of income, gain, loss, or deductions either through curative or remedial allocations, as appropriate, so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations had not occurred.

(C)           Deduction or Loss Attributable to Capital Contributions.  Except as required by the Regulatory Allocations, all items of deduction or loss attributable to a Partner’s Capital Contribution to the Partnership shall be allocated to the contributing Partner in accordance with each Partner’s Sharing Ratio.

(3)           Other Allocation Rules.

(A)          The provisions of this Section 5.2 are intended to comply with Code Section 704 and the Regulations thereunder.

(B)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible methods under Code Section 706 and the Regulations thereunder.

(C)           Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.

(D)          If any Partnership Interest is Disposed of during any accounting period, Profits, Losses, each item thereof and all other items attributable to the Disposed Partnership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee.  All distributions on or before the date of such Disposition shall be made to the transferor and all distributions thereafter shall be made to the transferee.

(E)           For purposes of Regulations Section 1.752-3(1)(3), the Partners agree that nonrecourse liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain, and (B) the total amount of built-in gain (as described in Regulation Section 1.752-3(a)(2)), shall be allocated among the Partners in accordance with their respective Sharing Ratios.

(F)           Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) including, but not limited to, special allocations to a contributing Partner that are required under Code Section 704(c) to be made upon distribution of such property to any of the non-contributing Partners.  In the event the Gross Asset Value of any Partnership property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of the Agreement; provided, however, the Partnership shall select the remedial method of allocation provided under Regulations Section 1.704-3(d).  Allocations pursuant to this Section 5.2(d)(3)(F) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Partner’s book Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.  It is also the intent of the Partners that the foregoing special allocation provided in this Section 5.2(d)(3)(F) shall be prospective and shall not affect allocations on assets contributed prior to the adoption of the amendment to this Section 5.2(d)(3)(F).

(e)           Allocation of Profits and Losses for Tax Purposes.  Profit and loss shall be allocated for federal income tax purposes in a manner consistent with the allocations of Profits and Losses under Section 5.1, except as required to comply with the curative and remedial allocations contained in this Section 5.2, particularly allocations under Code Section 704(c) and Code Section 734(b) or Code Section 743(b).

(f)            Wholly-Owned Limited Liability Companies. Upon the Effective Date and in the future, the Partnership may own wholly owned limited liability companies (“LLCs”) to hold certain assets on behalf of the Partnership.  The Partners recognize that under Regulations Section 301.7701-2(c)(2)(i), any such LLC will be disregarded as an Entity separate from the Partnership and agree that the tax provisions set forth in this Article 5 will apply to any such LLCs that may be formed.  To the extent any Partnership assets are contributed to a wholly-owned LLC, such assets will continue to be classified and treated for tax purposes as though they continued to be owned by the Partnership.

Section 5.3.  Regular Distributions

(a)           Regular Distributions.  Subject to the provisions of Section 8.2, the Partnership will distribute within 20 days following the end of each month, its Available Cash to the Partners who were holders of record as of the record date for such distribution in accordance with their respective Sharing Ratios determined at the time of such distribution.

(b)           Available Cash.  “Available Cash” means the unrestricted cash and cash equivalents of the Partnership net of such sum or sums as the Management Committee from time to time determines proper as a cash reserve or reserves to meet working capital, other obligations and contingencies, for repairing or maintaining any property of the Partnership, or for such other purpose as the Management Committee determines to be appropriate; and the Management Committee may modify or abolish any such cash reserve in the manner in which it was created.

(c)           Distribution of Capital Contributions.  Distributions under this Section 5.3 are intended to constitute operating cash flow distributions pursuant to Regulations Section 1.707-4(b) or otherwise not constitute amounts which would give rise to a disguised sale within the meaning of the Code.  The Management Committee will specifically identify and notify the Partners of any distributions which do not qualify for one or more exceptions to the disguised sale rules of the Code.  It is the intention of the Partners and the Partnership to utilize all Capital Contributions funded pursuant to Schedule 3.2 to construct, improve and acquire property and assets of the Partnership.

ARTICLE 6

TRANSFERABILITY OF PARTNER’S PARTNERSHIP INTEREST AND OTHER RESTRICTIONS

Section 6.1.  Transfers to Affiliates

(a)           Subject to Section 6.1(b), a Partner may, at any time upon written notice to the Partnership and all other Partners, Dispose of all or any part of its Partnership Interest to any Affiliate or Affiliates.  After complying with the requirements of Section 6.4 and subject to the restrictions in Section 6.5, any Affiliate transferee shall automatically become a substituted Partner in accordance with the provisions of this Agreement without any requirement of an affirmative vote by the other Partners.  In addition to the requirements set forth in Section 6.4, a Disposition to an Affiliate shall be further conditioned upon the transferor remaining responsible, as a guarantor, for compliance by the transferee with the requirements of this Agreement unless the transferor submits a Disposition Notice with respect to such Affiliate Disposition as described in Section 6.1(c) and receives the consent of the other Partners pursuant to Section 6.1(c).

(b)           Notwithstanding anything in this Agreement to the contrary, a Partner may, upon written notice to the other Partners, at any time Dispose of all or part of its Partnership Interest to Dan L. Duncan, his spouse or any of his descendants (or any trust for the benefit of Dan L. Duncan, his spouse or any of his descendants) in which event such transferee shall become a substituted Partner in accordance with the provisions of this Agreement without any requirement of an affirmative vote or other action by the other Partners.

(c)           In requesting a consent to a Disposition of all or a part of a Partner’s Partnership Interest pursuant to Section 6.1(a), such Disposing Partner shall give written notice (the “Disposition Notice”) to each other Partner not less than thirty (30) days prior to the effective date of such Disposition, stating the interest to be sold or transferred, who the interest will be sold or transferred to (the “Proposed Transferee”) and shall include with such notice information sufficient to demonstrate to the other Partners that the Proposed Transferee has adequate financial capability to fulfill the obligations of a Partner hereunder as set forth in Schedule 6.1 (Financial Responsibility Requirements), which such Proposed Transferee will assume in the event of such Disposition. The other non-Disposing Partners shall have a period of twenty (20) days from its or their receipt of the Disposition Notice to evaluate the financial capabilities of the Proposed Transferee. Within such twenty (20) day period, each of the other Partners shall deliver to all other Partners its reasonable and good faith opinion as to whether the adequate financial capability of the Proposed Transferee has been demonstrated.  If any Partner fails to deliver such an opinion, it shall be deemed to have determined that the adequate financial capability of the Proposed Transferee has been demonstrated.  During such twenty (20) day consideration period, any Partner may request of the Transferring Partner, and the Transferring

Partner shall provide, such supplemental information concerning the Proposed Transferee as may be reasonably necessary for the requesting Partner to make such evaluation.

Section 6.2.  Transfers to Parties Other Than Affiliates

(a)           Except with respect to an Affiliate Disposition permitted under Section 6.1(a) or a Disposition permitted under Section 6.1(b), any Partner desiring to Dispose of all or any part of its Partnership Interest (a “Transferring Partner”) to a ready, willing and able Transferee (“Proposed Transferee”) (or Disposing of all or any portion of such interest by operation of law or otherwise) must first offer to Dispose the portion of such interest that it desires to Dispose (collectively, the “Subject Interest”) to the other Partners (the “Non-Transferring Partners”) as a group based upon the same terms and conditions (with respect to representations, warranties and indemnities) as those under which, and for the same value that, the Transferring Partner desires to Dispose the Subject Interest to such Proposed Transferee.  Such offer will be made by a good faith written offer (the “Offer Notice”) to transfer all of the Subject Interest and must contain a complete description of the transaction, including any other transactions on which such transaction is contingent (the “Proposed Transaction”), in which the Transferring Partner proposes to Dispose the Subject Interest, including the name of the Proposed Transferee (including, if applicable, the name of the Person ultimately controlling such transferee), the known or anticipated closing date of the Proposed Transaction, the consideration specified for the Subject Interest, and any other material terms and conditions of the Proposed Transaction (including the terms of any other transactions contingent on such transaction).  Each Non-Transferring Partner will have 30 days (as extended pursuant to Sections 6.2(d) and (e), the “Option Period”) after its receipt of the Offer Notice within which to elect to acquire all of such Subject Interest upon the terms and conditions contained in the Offer Notice or determined in accordance with Sections 6.2(d) and (e).  If, within the Option Period, one or more Non-Transferring Partners elects to acquire such Subject Interest, then (1) such Non-Transferring Partner(s) will each deliver its own separate written notice to the Transferring Partner and to the other Non-Transferring Partner(s) during such period that expresses such desire to purchase the Subject Interest (each, an “Acceptance Notice”) and (2) such Non-Transferring Partner(s) and the Transferring Partner will use good faith commercially reasonable efforts to close such transaction no later than the later to occur of (x) the known or anticipated closing date set forth in the Offer Notice or (y) 60 days after the last day of the Option Period.  If the Non-Transferring Partners and the Transferring Partner each used good faith, commercially reasonable efforts to promptly close such transaction, but they do not close such transaction within 90 days after the last day of the Option Period, the Transferring Partner may proceed with the closing of the Proposed Transaction.

(b)           If any Non-Transferring Partner does not elect to acquire its proportionate share of the Subject Interest, each of the remaining Non-Transferring Partners will have the right to acquire, under the terms and conditions set forth in this Section, a proportionate portion of the remaining Subject Interest based on the relation of its Partnership Interest to the Partnership Interests of all Non-Transferring Partners desiring to acquire a portion of such share of the Subject Interest.  The right herein created in favor of the Non-Transferring Partners as a group is an option to acquire all, or none, of the Subject Interest offered for sale by the Transferring

Partner.  If all the Non-Transferring Partners elect to purchase the Subject Interest, unless otherwise agreed, each such Non-Transferring Partner will purchase a pro-rata portion of the Subject Interest based on its respective Partnership Interest. If the Non-Transferring Partners as a group decline to acquire all of the Subject Interest of the Transferring Partner in accordance with this Section or if the Option Period has expired without delivery by any Non-Transferring Partner of an Acceptance Notice, the Transferring Partner may Dispose such Subject Interest to the Proposed Transferee named in the Offer Notice delivered to the Non-Transferring Partners upon the terms described in such Offer Notice. If such Disposition does not occur substantially in accordance with the terms of such Offer Notice, such Disposition will have been in violation of this Section be null and void ab initio and the Transferring Partner and the Subject Interest will again be subject to the provisions of this Section.

(c)           Upon consummation of any Disposition made in accordance with this Section 6.2 (whether to a Partner or any other Person), such Transferee and its Partnership Interest will automatically become a party to and be bound by this Agreement and will thereafter have all of the rights of a Partner and the obligations of a Partner hereunder; provided, however, that notwithstanding the foregoing, all Dispositions pursuant to this Section must also comply with and be governed by the other provisions of this Agreement, including any restrictions on Dispositions herein and on any Transferee becoming a substituted Partner, for such Transferee to have all of the rights of a Partner hereunder.

(d)           If (i) the Proposed Transaction (and any other transaction that is contingent upon the Proposed Transaction, and any other transaction on which the Proposed Transaction is contingent) contemplates the transfer of any asset, property, interest or right in addition to the Subject Interest to the Proposed Transferee or its Affiliate or (ii) any portion of the consideration set forth in the Offer Notice is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value), then the Transferring Partner must include in its Offer Notice its good faith determination of the Fair Market Value of the Subject Interest, which will be the consideration for which the Subject Interest is offered to the Non-Transferring Partners.  If any of the Non-Transferring Partners disagrees with such determination, they will notify the Transferring Partner of such disagreement within 20 Business Days of receiving the Offer Notice.  If such disagreement is not resolved within 20 Business Days after such notice to the Transferring Partner, any Partner may cause such disagreement to be resolved by delivering a Value Disagreement Notice to the Transferring Partner and the other Partners. If more than one Partner delivers a Value Disagreement Notice, all such Notices shall be aggregated into one.  The Value Disagreement Notice must include the names of three Appraisers (each of which must be independent from the Partnership, the Partners and their respective Affiliates) proposed by the delivering Partner. If more than one Partner delivers a Value Disagreement Notice, such Partners must together identify three Appraisers.  The Transferring Partner must, within ten days after receipt of the Value Disagreement Notice, choose one of the Appraisers listed on the Value Disagreement Notice to determine the Appraised Value. Subject to the provisions of Section 6.2(e), the Partners delivering the Value Disagreement Notice(s) and the Transferring Partner will share on an equal basis the costs of the designated Appraiser.  The Transferring Partner and each applicable Non-Transferring Partner will promptly provide such Appraiser with all information necessary or appropriate to determine the Appraised Value, and such Appraiser shall determine the Appraised Value within 30 Days after receipt of all such information. If a Value Disagreement Notice is delivered, the Option Period will be extended until the date that is five Business Days after the disagreement described in such Value Disagreement Notice is resolved.  The consideration to be paid by the applicable Non-Transferring Partners for the Subject Interest then will be a cash amount equal to the Appraised Value of the Subject Interest, as determined by the Appraiser.

(e)           Any Transferring Partner may withdraw its offer altogether (including to the original offeror) if the Appraised Value is less than 90% of the Fair Market Value stated in the Offer Notice, provided that in such case the Transferring Partner will be solely responsible for the costs of the designated Appraiser.  Absent fraud or manifest error, the Appraised Value determination will be final and binding and not subject to further appeal.

Section 6.3.  Changes in Control

A change in control of an Enterprise Parent Entity or any TEPPCO Parent Entity, or the merger or sale thereof of such an Enterprise Parent Entity or any TEPPCO Parent Entity to a previously unrelated Third Party, shall not be considered a Disposition of the Partnership Interest by the affected Partner and the other Partner’s rights under this Article 6 shall not be considered to be activated or applicable.

Section 6.4.  General Conditions of Transfers

Every Disposition of all or any part of a Partner’s Partnership Interest under any provision of this Agreement shall be conditioned upon it being effective only when (i) the party receiving such Partnership Interest agrees in writing to be bound by this Agreement and to assume all obligations, Liabilities and duties with respect to that Partnership Interest to which the prior holder was bound and that the Disposition shall not cause or create any right on the part of any Person to cause a winding up or dissolution of the Partnership that is inconsistent with the provisions of this Agreement and (ii) a true copy of the document or instrument evidencing the Disposition of all or any part of such Partner’s Partnership Interest, certified as such by a duly authorized representative of the Disposing Partner, is furnished to the Partnership (a copy of which will be furnished to each Partner upon written request).

Section 6.5.  Limitation on Dispositions to Avoid Termination

Notwithstanding anything in this Agreement to the contrary, a Partner’s right to Dispose of all or a part of its Partnership Interest shall not be allowed if (i) when aggregated with the total of all other Dispositions of Partnership Interests within the preceding twelve (12) months, said Disposition results in the Partnership being considered to have terminated within the meaning of Code Section 708(b)(1)(B), (ii) would otherwise cause the Partnership to lose its status as a partnership for federal income tax purposes; or (ii) would violate any federal securities laws or any applicable state securities laws (including suitability standards).  Any Partner Disposing of all or any portion of its Partnership Interest shall promptly notify the Tax Matters Partner of such Disposition.

ARTICLE 7

BOOKS AND RECORDS; ACCOUNTING; REPORTING; TAX ELECTIONS; ETC.

Section 7.1.  Books and Records

The books and records of the Partnership shall be maintained by the Partnership at the principal office of the Partnership and shall be available for examination at such office by any Partner or its duly authorized representatives during regular business hours.  Any Partner, at its own expense, may cause an audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.

Section 7.2.  Accounting Basis for Tax Reporting Purposes; Fiscal Year

The books and records of the Partnership shall be kept on the accrual method of reporting for tax and financial reporting purposes.  The Fiscal Year of the Partnership shall be the calendar year.

Section 7.3.  Accounts

The Officers of the Partnership shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership’s name with financial institutions and firms that Officers of the Partnership may determine.  The Partnership may not commingle the Partnership’s funds with the funds of any other Person.  All such accounts shall be and remain the property of the Partnership and all funds shall be received, held and disbursed for the purposes specified in this Agreement.  The Officers of the Partnership may invest the Partnership funds only in (i) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (ii) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (iii) readily marketable commercial paper rated “Prime-1” by Moody’s or “A-1” by Standard and Poor’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (iv) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by Standard and Poor’s or Moody’s, and which matures within three (3) months or less from the date of acquisition.

Section 7.4.  Reports

(a)           The Management Committee shall cause the Partnership to have an annual audit, with such auditor’s report with respect to a Fiscal Year to be delivered by May 1 of the following Fiscal Year.

(b)           Within ten (10) calendar days after the end of each fiscal quarter, the Management Committee shall cause the Partnership to send to each Partner an estimate of such Partner’s share of Partnership income to date for such Fiscal Year and an estimate of such Partner’s share of Partnership Profits or Losses for all of such Fiscal Year.

(c)           Within thirty (30) calendar days after the end of each fiscal month, the Management Committee shall cause the Partnership to send to each Partner a copy of an unaudited balance sheet as of the last day of such month and related statement of income and cash flows for the one month and Fiscal Year to date periods then ended.

(d)           The President, or such Officer designated by the President, shall prepare and deliver to the Partners such other financial statements and reports of the Partnership as the Management Committee deems appropriate from time to time.

(e)           Any financial statements and reports prepared and distributed to the Partners shall be prepared in accordance with GAAP.

Section 7.5.  Valuation of Contributions for Financial Purposes

For financial purposes, the value of the Capital Contributions described on Exhibit A and the Contribution Date Value are valued as of the Effective Date.

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

Section 8.1.  Events Causing Dissolution

(a)           The Partnership shall be dissolved upon the first of the following to occur:

(1)           the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be bankrupt, and the expiration without appeal of the period, if any, allowed by Applicable Law in which to appeal therefrom;

(2)           the dissolution or bankruptcy of a Partner or any other withdrawal event of a Partner;

(3)           the condemnation or other Disposition of all or substantially all of the assets of the Partnership;

(4)           the election to dissolve the Partnership by each of the Partners; or

(5)           the entry of a decree of judicial dissolution under the Act.

(b)           Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the business and affairs, and the assets of the Partnership have been distributed as provided in Section 8.2.

(c)           Notwithstanding anything in Section 8.1(a) to the contrary, if a dissolution of the Partnership would otherwise occur due to the occurrence of an event of dissolution under Section 8.1(a)(1) or (a)(2), the Partnership may be reconstituted if there remains at least two (2) Partners and such remaining Partners elect to continue the business of the Partnership.

(d)           Upon dissolution of the Partnership upon an event occurring to a Partner described in Section 8.1(a)(2) (the “Withdrawing Partner”), then within thirty (30) days after the Partnership delivers notice of such event to the Partners, at least fifty percent (50%) of such other Partners (by Sharing Ratio and excluding the Sharing Ratio of the Withdrawing Partner) may elect to reconstitute the Partnership and continue the business of the Partnership on the same terms and conditions set forth in this Agreement by forming a new partnership on terms identical to those set forth in this Agreement and, as necessary, admitting an additional Partner chosen by such other Partners.  Such other Partners shall be deemed to have voted for and consented to such reconstitution unless a written statement objecting to the reconstitution shall have been received by the Partnership within thirty (30) days after notice of dissolution was made to such Partner.  Upon any such election to reconstitute by at least fifty percent (50%) of such other Partners (determined by the Sharing Ratios of the Partners and excluding the Sharing Ratio of the Withdrawing Partner), all Partners, the Withdrawing Partner, and successors shall be bound thereby and shall be deemed to have approved thereof.  Unless such an election to reconstitute is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(1)             the reconstituted Partnership shall continue until dissolved in accordance with Section 8.2;

(2)             the interest of the Withdrawing Partner shall be treated thenceforth as the interest of a transferee that has not been admitted as a substitute Partner hereunder; and

(3)             all necessary steps shall be taken to cancel this Agreement and to enter into and, as necessary, to file new organizational documents; provided that the right to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the Partnership would not become taxable as a corporation or otherwise be taxed as an association for federal income tax purposes upon the exercise of such right to continue.

Section 8.2.  Liquidation and Termination.

Subject to Section 8.1, upon dissolution of the Partnership, a representative of the Partnership selected by all of the Partners (not including any Partner in breach of any provision of this Agreement at the time of dissolution) shall act as a liquidator or may appoint one or more Partners as liquidator (“Liquidator”).  The Liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Partnership expense.  Until final distribution, the Liquidator shall continue to operate the facilities owned by the Partnership with all of the power and authority of the Partners for a reasonable period of time to allow for the sale of all or a part of the assets of the Partnership.  The steps to be accomplished by the Liquidator are as follows:

(a)           as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Partnership’s assets, Liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)           the Liquidator shall cause any notices required by Applicable Law to be mailed to each known creditor of and claimant against the Partnership in the manner described by such Applicable Law;

(c)           subject to the terms and conditions of this Agreement and the Act, the Liquidator shall distribute the assets of the Partnership in the following order:

(1)           the Liquidator shall pay, satisfy or discharge from Partnership funds all of the Liabilities of the Partnership, including, without limitation, all expenses incurred in liquidation or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent Liabilities in such amount and for such term as the Liquidator may reasonably determine).  The Liabilities of the Partnership shall include any Liabilities owing to a Partner under any contracts entered into between the Partnership and such Partner; and

(2)           all remaining assets of the Partnership shall be distributed to the Partners as follows:

(A)          the Liquidator may sell any or all Partnership assets, including to one or more of the Partners (other than any Partner in breach of any provision of this Agreement at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners;

(B)           with respect to all Partnership assets that have not been sold, the fair market value of those assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized Profits, Losses, income, gain, loss, and deduction inherent in assets that have not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable

Disposition of those assets for the fair market value of those assets on the date of distribution; and

(C)           Partnership assets shall be distributed among the Partners ratably in proportion to each Partner’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (2)); and in each case, those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, ninety (90) days after the date of the liquidation).

(D)          All distributions in kind to the Partners shall be made subject to the Liability of each Partner for Liabilities theretofore incurred under the terms of this Agreement or for which the Partnership has committed prior to the date of dissolution.  The distribution of cash and/or other assets of the Partnership to a Partner in accordance with the provisions of this Section 8.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest.  To the extent that a Partner returns funds to the Partnership, it has no Claim against any other Partner for those funds.

Section 8.3.  Provision for Contingent Claims

(a)           The Liquidator shall make a reasonable provision to pay all Liabilities actually known to the Partnership but for which the identity of the claimant is unknown; and

(b)           If there are insufficient assets to both pay the creditors pursuant to Section 8.2 and to establish the provision contemplated by Section 8.3(a), the Liabilities shall be paid as provided for in accordance to their priority, and, among Liabilities of equal priority, ratably to the extent of assets therefor.

Section 8.4.  Partner’s Purchase of Property

In connection with the winding up of the Partnership, any Partner or its Affiliate may bid in any open bidding process held by the Liquidator and, if its bid is determined to be the best, it may purchase any assets of the Partnership upon dissolution.  The Liquidator shall notify each Partner in writing of any Third Party offers it receives to purchase any Partnership assets.  Each Partner shall have the preferential right to purchase any Partnership assets for the same price and on the same terms and conditions offered in writing by any Third Party.  The rights available to the Partners as set forth in this Section 8.4 shall be exercised by written election delivered to the Liquidator within thirty (30) Business Days after such Partner has received notice of the Third Party offer and the failure to respond to a notice of a Third Party offer shall be deemed a waiver of the rights under this Section.  If more than one Partner submits a bid, the Liquidator shall notify each Partner who submitted a bid of such fact and each such Partner shall be given the opportunity to submit a second bid on such Partnership assets which must be higher than the amount bid by the Third Party.  The Partner who submits the highest second bid shall have the right to purchase the assets.  Any Partner entitled to purchase an asset may elect to have part or all of such asset distributed to the Partner in kind to the extent of its Capital Account balance and/or in exchange for the assumption of Liabilities of the Partnership.

ARTICLE 9

POWER OF ATTORNEY

Section 9.1.  Appointment of the President as Attorney-in-Fact

(a)           Each Partner, by the execution of this Agreement, irrevocably constitutes and appoints the President as its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances that may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including without limitation:

(1)           all certificates and other instruments, including, but not limited to, counterparts of this Agreement, and any amendment thereof that the Management Committee deems appropriate to qualify or continue the Partnership as a partnership, in the jurisdictions in which the Partnership may conduct the Business;

(2)           any amendment, supplement or restatement of this Agreement approved by the Partners in accordance with Section 10.12;

(3)           any amendment to this Agreement to reflect the withdrawal, addition or substitution of a Partner pursuant to this Agreement;

(4)           all instruments that the Management Committee deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

(5)           all conveyances and other instruments that the Management Committee deems appropriate to reflect the dissolution and termination of the Partnership.

(b)           The appointment of the President by each Partner as an agent and attorney-in-fact shall be deemed irrevocable and to be a power coupled with an interest and shall survive the legal incapacity of any Person hereby giving such power and the Disposition of all or any part of the Partnership Interest of such Person; provided, however, that in the event of the Disposition by a Partner of all its Partnership Interest, the foregoing power of attorney shall survive such Disposition only until such time as the transferee shall have been admitted to the Partnership as a Partner, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

(c)           The Partners hereby expressly consent to the delegation of any authority or power of the Partners to the President and hereby consent to the power and authority granted to the President to act for and bind the Partnership as provided in this Agreement and as approved by the Management Committee.

ARTICLE 10

MISCELLANEOUS PROVISIONS

Section 10.1.  Address for Notices

All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the parties at the addresses set forth on Exhibit A or at such other addresses as the Partner may hereafter specify in writing.  Such notices may be delivered by email, hand or by telex or facsimile or may be mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service.  All notices which are hand delivered or delivered by telex, telegram or telecopy shall be deemed given on the date of delivery.  Except as otherwise provided herein, all notices which are mailed in the manner provided above shall be deemed given upon receipt.

Section 10.2.  Additional Documents and Acts

In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Partners agree to execute such additional documents and papers, and to perform and do such additional acts as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

Section 10.3.  Assumed Name

The Partners or any authorized Officer of the Partnership shall execute and file all assumed name certificates necessary or appropriate to conduct the Business as required by Applicable Law.

Section 10.4.  Qualification in Foreign Jurisdictions

The Partners or any authorized Officer of the Partnership shall take such steps as are necessary or desirable to allow the Partnership to conduct business in any jurisdiction in which the Partnership conducts the Business.

Section 10.5.  Application of Wyoming Law

This Agreement, the application or interpretation hereof and the rights of the Partners shall be governed exclusively by and construed in accordance with the laws of the State of Wyoming, without giving effect to conflict of law principles.  With respect to all matters not expressly provided for in this Agreement, the Act and other applicable partnership laws of the State of Wyoming shall apply and control.  In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by Applicable Law.

Section 10.6.  No Action for Partition

No Partner shall have any right to maintain any action for partition with respect to the property of the Partnership.

Section 10.7.  Creditors Not Benefited

Nothing in this Agreement is intended to nor shall it benefit any creditor of the Partnership.  No creditor of the Partnership will be entitled to require any Partner to solicit or accept any loan or Additional Capital Contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise except as required by the Act or Applicable Law.

Section 10.8.  Benefits of Agreement Restricted to Partners

Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the Partners hereto and their permitted successors and assigns, any legal or equitable right, remedy or Claim under or in respect to this Agreement or under any covenant, condition or provision contained herein; and all such covenants, conditions and provisions shall be for the sole benefit of the Partners.

Section 10.9.  Headings and Sections

The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.  Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

Section 10.10.  Reservation of Rights

Except as otherwise provided herein, each Partner reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such Partner is or may be entitled to arising from or out of this Agreement or as otherwise provided by Applicable Law.

Section 10.11.  Principles of Construction and Interpretation

In construing this Agreement, the following principles shall be followed:

(a)           no consideration shall be given to the fact or presumption that one Partner had a greater or lesser hand in drafting this Agreement;

(b)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)           the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and

(d)           the plural shall be deemed to include the singular and vice versa, as applicable.

Section 10.12.  Amendment of Agreement

Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners.

Section 10.13.  Acknowledgment

EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT.  EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.

Section 10.14.  Gender

Where the context so indicates, the masculine shall include the feminine and neuter and the neuter shall include the masculine and feminine.

Section 10.15.  Binding Effect

Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Partners, their legal representatives, and permitted successors and assigns.

Section 10.16.  Severability

If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability has or would have a material and substantial negative impact on the rights, duties or obligations of any party, then the parties shall meet to determine if such negative impact can be eliminated or mitigated.  If such negative impact can not be eliminated or mitigated to the satisfaction of the party affected thereby, that party shall have the right to terminate this Agreement.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability does not have a material and substantial negative impact on the rights, duties or obligations of either party, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable.  Such illegality, invalidity or unenforceability shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

Section 10.17.  No Waiver

No waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Agreement.  Failure on the part of any Partner to complain of any act or omission of any other Partner, or to declare such other Partner in default irrespective of how long such failure continues, shall not constitute a waiver hereunder.  No notice to or demand on a defaulting Partner shall entitle such defaulting Partner to any other or further notice or demand in similar or other circumstances.

Section 10.18.  Exhibits and Schedules

All exhibits and schedules or descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

Section 10.19.  Prior Agreement is Superseded; Entire Agreement

This Agreement, including all exhibits, schedules and descriptions incorporated herein and the Contribution Agreement, constitutes and contains the full and final agreement of the Partners hereto relating to the matters described herein, and unless otherwise specified herein, this Agreement supersedes and replaces any and all prior agreements or understandings (whether written or oral and including that certain letter of intent between Enterprise Products and TEPPCO Partners, dated February 13, 2006) between or among the Partners regarding the subject matter hereof and supersedes and replaces in its entirety the Original Agreement.  It is the express intention of the Partners that this Agreement and the Contribution Agreement shall be the sole source of agreement of the parties with respect to the Partnership and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to a section of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.  The Partners hereby agree that each Partner shall be entitled to rely on the provisions of this Agreement and no Partner shall be liable to the Partnership or to any Partner for any action or refusal to act taken in good faith reliance on the terms of this Agreement.  The Partners and the Partnership hereby agree that the duties and obligations imposed on the Partners of the Partnership as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Partnership and the Partners, notwithstanding any provision of the Act or common law to the contrary.

Section 10.20.  Additional Remedies

Unless the context requires otherwise, the rights and remedies of the Partners hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

Section 10.21.  Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute one and the same agreement.

Section 10.22.  Approvals

Except where otherwise indicated, all approval, consent and other similar rights of the Partners pursuant to this Agreement may be exercised by such Partners, and such approvals and consents may be granted or denied by such Partners, in their sole and absolute discretion.

Section 10.23.  Dispute Resolution

Any dispute, controversy or Claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including, without limitation, the interpretation, validity, termination or breach thereof, will be resolved in accordance with the dispute resolution procedures set forth in Schedule 10.23 attached hereto and made a part hereof.  The Partners covenant that they shall not resort to court remedies prior to attempting to resolve such disputes in accordance with the dispute resolution procedures set forth in Schedule 10.23, or for preliminary relief in aid thereof.  A Partner that fails to comply with the terms and conditions set forth in Schedule 10.23 or this Section 10.23 shall pay all the legal costs incurred by the other Partners in connection with the enforcement thereof.

Section 10.24.  Confidentiality

Each of the Partners will maintain in confidence, and use reasonable efforts to cause its employees, officers, directors, Affiliates, lenders, representatives and agents to maintain in confidence, any written, oral or other information obtained in confidence from the Partnership or another Partner in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such Partner, is obtained from a person not otherwise bound by a duty of confidentiality or unless such information becomes publicly available through no breach of this Agreement by such Partner, unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or unless the furnishing or use of such information is required by any legal proceeding, rule, regulation or Applicable

Law, provided that prior to furnishing or using such information in connection with any legal proceeding, rule, regulation or Applicable Law, the disclosing Partner shall give the non-disclosing Partner prompt written notice in advance of the required disclosure so that an appropriate protective order may be sought by the non-disclosing Partner, if appropriate. The Partners will consult with each other concerning the means by which the Partners’ respective employees, customers and suppliers and others having dealings with the Partners will be informed of the transactions contemplated hereby.  This Section 10.24 shall not affect any other confidentiality agreement among the Partners or their respective Affiliates and such agreements shall expire or terminate pursuant to the terms of such agreements.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTNERS:

TEPPCO GP, INC.

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO

TEPPCO MIDSTREAM COMPANIES, L.P.,
by TEPPCO GP, Inc., its general partner

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO

ENTERPRISE GAS PROCESSING, LLC

By:	/s/ Jim Teague
Name:	Jim Teague
Title:	Executive Vice President

EXHIBIT A

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS AND

SHARING RATIOS OF THE PARTNERS

Names and Addresses of the Partners:

TEPPCO GP, Inc. (“TGP”)

1100 Louisiana

Suite 1300

Houston, Texas 77002

Attn: Patricia Totten

Fax: (713) 381-3957

Email:  patotten@teppco.com

TEPPCO Midstream Companies, L.P. (“TMC” and collectively with TGP, the “TEPPCO Parties”)

1100 Louisiana

Suite 1300

Houston, Texas 77002

Attn: Patricia Totten

Fax: (713) 381-3957

Email: patotten@teppco.com

Enterprise Gas Processing, LLC (“Enterprise”)
1100 Louisiana
Suite 1800
Houston, Texas 77002

Attn: Stephanie Hildebrandt

Fax: (713) 381-6570

Email: shildebrandt@eprod.com

Capital Contributions and Sharing Ratios of the Partners as of the Effective Date:

	Capital Contributions	Sharing Ratio

TEPPCO Parties	(A)	100%

Enterprise	(B)	0%

(A)          The Capital Contributions of the TEPPCO Parties as of the Effective Date shall equal the sum of (i) $657.1 million (which amount represents the agreed Capital Contributions made by the TEPPCO Parties prior to the Effective Date other than with respect to the Jonah Expansion and includes the Agreed Base Amount, the 2006 Well Connect Capital, the Phase IV Capital Contribution, the Jonah Gas Marketing Contribution and the Intercompany Debt Contribution) (the “Initial TEPPCO Agreed Amount”) and (ii) 50% of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital (defined in Schedule 3.2), which have been incurred) by or on behalf of Enterprise as of the Effective Date which have been reimbursed (or are reimbursable) to Enterprise pursuant to Schedule 3.2.
The term “Agreed Base Amount” means $641.9 million, representing amounts expended by the TEPPCO Parties prior to April 1, 2006 relating to various capital projects related to the Jonah Gas Gathering System and which amount was based on the March 31, 2006 balance sheet of the Partnership.
The term “Intercompany Debt Contribution” means the conversion into capital of any amounts payable by the Partnership to TMC, TGP and any of their Affiliates immediately prior to the Effective Date hereof so that as of the Effective Date the Partnership does not have any amounts which are payable to TMC, TGP or any of their Affiliates.
The term “Jonah Gas Marketing Contribution” means the contribution of Jonah Gas Marketing, LLC to the Partnership by TMC which is occurring simultaneously with the execution of this Agreement and will be deemed to have occurred immediately prior to the Effective Date for purposes of this Agreement.
The term “Phase IV Capital Contribution” means $11.1, which amount represents the amounts paid prior by the TEPPCO Parties prior to the Effective Date and which relate to the completion of the Phase IV Expansion and which amounts are not already included in the Agreed Base Amount.
The term “2006 Well Connect Capital” means $4.1 million, which amount represents the amount that was both incurred and paid in 2006 prior to June 30, 2006 by the TEPPCO Parties and which relate to well connects used to connect additional wells to the Jonah Gas Gathering System (but which excludes $3.3 million of such well connect costs which are included in the Agreed Base Amount of $641.9 million).

(B)           The Capital Contributions of Enterprise as of the Effective Date shall equal the sum of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise which are not reimbursable to Enterprise pursuant to Schedule 3.2.

Capital Contributions and Sharing Ratios of the Partners as of first day of each month after the Effective Date until the Initial Commencement Date:

	Capital Contributions	Sharing Ratio

TEPPCO Parties	(C)	100%

Enterprise	(D)	0%

(C)           The Capital Contributions of the TEPPCO Parties as of the first day of each month after the Effective Date until the Initial Commencement Date shall equal the sum of (i) the Initial TEPPCO Agreed Amount and (ii) 50% of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of each such measurement date which have been reimbursed (or are reimbursable) to Enterprise pursuant to Schedule 3.2.

(D)          The Capital Contributions of Enterprise as of the first day of each month after the Effective Date until the Initial Commencement Date shall equal the sum of (i) the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of each such measurement date which are not reimbursable to Enterprise pursuant to Schedule 3.2.

Capital Contributions and Sharing Ratios of the Partners as of the Initial Commencement Date and as of the first day of each month until the Phase I Commencement Date:

	Capital Contributions	Sharing Ratio

TEPPCO Parties	(E)	(G)

Enterprise	(F)	(H)

(E)           The Capital Contributions of the TEPPCO Parties as of the Initial Commencement Date and as of the first day of each month until the Phase I Commencement Date shall equal the sum of

(i) the Initial TEPPCO Agreed Amount and (ii) 50% of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of each such measurement date which have been reimbursed (or are reimbursable) to Enterprise pursuant to Schedule 3.2.

(F)           The Capital Contributions of Enterprise as of the Initial Commencement Date and as of the first day of each month until the Phase I Commencement Date shall equal the sum of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of each such measurement date which are not reimbursable to Enterprise pursuant to Schedule 3.2.

(G)           The Sharing Ratio of the TEPPCO Parties as of the Initial Commencement Date and as of the first day of each month until the Phase I Commencement Date shall be equal to one minus the Enterprise Sharing Ratio determined in accordance with (H) below, such that the TEPPCO Parties shall be entitled to receive 50% of all Incremental Cash Flow and (ii) 100% of (a) Total Cash Flow minus (b) the Incremental Cash Flow, in each case which occurs after the Initial Commencement Date until the Phase I Commencement Date.  The term “Incremental Cash Flow” means the incremental cash flow of the Partnership which is generated by the incremental revenue attributable to those portions of the pipeline portion of the Jonah Expansion which have been placed in service as of the applicable measurement date and prior to the Phase I Commencement Date, all as determined by the Management Committee.  The term “Total Cash Flow” shall mean the cash flow of the Partnership which is generated by revenue other than the incremental revenue attributable to those portions of the pipeline portions of the Jonah Expansion which have been placed in service as of the applicable measurement date and prior to the Phase I Commencement Date, all as determined by the Management Committee.

(H)          The Sharing Ratio of Enterprise as of the Initial Commencement Date and as of the first day of each month until the Phase I Commencement Date shall equal (i) 50% of the Incremental Cash Flow divided by (ii) the Total Cash Flow, such that Enterprise shall be entitled to receive 50% of the Incremental Cash Flow which occurs after the Initial Commencement Date until the Phase I Commencement Date.

Capital Contributions and Sharing Ratios of the Partners as of the Phase I Commencement Date and as of the first day of each month until the earlier of the Phase II Commencement Date and the Cost Sharing Date (defined in Schedule 3.2):

	Capital Contributions	Sharing Ratio

TEPPCO Parties	(I)	(K)

Enterprise	(J)	(L)

(I)            The Capital Contributions of the TEPPCO Parties as of the Phase I Commencement Date

and as of the first day of each month until the earlier of the Phase II Commencement Date and the Cost Sharing Date shall equal the sum of (i) the Initial TEPPCO Agreed Amount and (ii) 50% of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of such measurement date which have been reimbursed (or are reimbursable) to Enterprise pursuant to Schedule 3.2.

(J)            The Capital Contributions of Enterprise as of the Phase I Commencement Date and as of the first day of each month until the earlier of the Phase II Commencement Date and the Cost Sharing Date shall equal the sum of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise as of such measurement date which are not reimbursable to Enterprise pursuant to Schedule 3.2.

(K)          The Sharing Ratio of the TEPPCO Parties as of the Phase I Commencement Date and as of the first day of each month until the earlier of the Phase II Commencement Date and the Cost Sharing Date shall equal one minus the Enterprise Sharing Ratio as determined in accordance with (L) below as of each such applicable date.

(L)           The Sharing Ratio of Enterprise as of the Phase I Commencement Date and as of the first day of each month until the earlier of the Phase II Commencement Date and the Cost Sharing Date shall equal (i) the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which are incurred) by Enterprise as of the applicable measurement date which are not reimbursable to Enterprise pursuant to Schedule 3.2 divided by (ii) the sum of (a) the Initial TEPPCO Agreed Amount and (b) the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred), as of each such applicable measurement date.

Capital Contributions and Sharing Ratios of the Partners as of the earlier of the Phase II Commencement Date and the Cost Sharing Date (defined in Schedule 3.2) and thereafter until any Capital Contribution is made to the Partnership other than in accordance with such Sharing Ratio:

	Capital Contributions	Sharing Ratio

TEPPCO Parties	(M)	(O)

Enterprise	(N)	(P)

(M)         The Capital Contributions of the TEPPCO Parties as of the earlier of the Phase II Commencement Date and the Cost Sharing Date shall be calculated as of such date and shall equal the sum of (i) the Initial TEPPCO Agreed Amount and (ii) 50% of the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital Contribution, which have been incurred) by or on behalf of Enterprise as of such measurement date which have been reimbursed (or are reimbursable) to Enterprise pursuant to Schedule 3.2.

(N)          The Capital Contributions of Enterprise effective upon the earlier of the Phase II Commencement Date and the Cost Sharing Date shall be calculated as of the such date and shall equal the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by or on behalf of Enterprise through such date and which are not reimbursable to Enterprise pursuant to Schedule 3.2.

(O)          In the event that the Cost Sharing Date occurs prior to the Phase II Commencement Date, the Sharing Ratio of the TEPPCO Parties (the “TEPPCO Percentage”) shall equal one minus the Enterprise Percentage (defined below).  In the event the Cost Sharing Date does not occur prior to the Phase II Commencement Date, the Sharing Ratio of the TEPPCO Parties shall equal one minus the Enterprise Phase II Percentage (defined below).

(P)           In the event that the Cost Sharing Date occurs prior to the Phase II Commencement Date, the Sharing Ratio of Enterprise as of the Cost Sharing Date (the “Enterprise Percentage”) shall equal (x) $207.6 million divided by (y) the sum of (i) the Initial TEPPCO Agreed Amount and (ii) $415.2 million.  In the event the Cost Sharing Date does not occur prior to the Phase II Commencement Date, the Sharing Ratio of Enterprise (the “Enterprise Phase II Percentage”) shall equal (x) the total amount of Qualified Costs paid (or in the case of the Enterprise Cost of Capital, which have been incurred) by Enterprise which are not reimbursable to Enterprise pursuant to Schedule 3.2 divided by (y) the JV Total Capital Investment.  The term “JV Total Capital Investment” as of the applicable date shall mean the sum of (i) the Initial TEPPCO Agreed Amount and (ii) the total amount of Qualified Costs paid as of the date of the Phase II Commencement Date.  Notwithstanding the foregoing, in the event that the Phase II Commencement Date occurs prior to the Cost Sharing Date and to the extent Qualified Costs are incurred to complete the Jonah Expansion which are not paid as of the Phase II Commencement Date, such costs, when they become known shall be included with retroactive effect (and after giving effect to the applicable reimbursement provisions of Schedule 3.2) in both the numerator and denominator of the foregoing as if such Qualified Costs had been paid as of the Phase II Commencement Date.

Sharing Ratios of the Partners after the Phase II Commencement Date in the event that any Capital Contributions are made to the Partnership other than in accordance with the then current Sharing Ratio:

Sharing Ratio

TEPPCO Parties	(Q)

Enterprise	(R)

(Q)          In the event that any Capital Contributions are made to the Partnership other than in accordance with the then current Sharing Ratio of the Partners and other than as contemplated by the Jonah Expansion reimbursement provisions, the Sharing Ratio of the TEPPCO Parties will be adjusted to a percentage determined by dividing (i) the sum of (a) the Initial TEPPCO Agreed Amount and (b) the total Capital Contributions made from the Effective Date to such date by the TEPPCO Parties by (ii) the sum (a) $641.9 million (which amount represents the agreed Capital Contributions made by the TEPPCO Parties prior to the Effective Date other than with respect to the Jonah Expansion and includes the Agreed Base Amount of $641.9 million, the 2006 Well Connect Capital, the Phase IV Capital Contribution, the Jonah Gas Marketing Contribution and the Intercompany Debt Contribution) and (b) all Capital Contributions made by all of the Partners from the Effective Date to such date, in each case after taking into account any modification necessary to fairly and equitably reflect the percentage of participation elected by the TEPPCO Parties relative to Enterprise.

(R)           In the event that any Capital Contributions are made to the Partnership other than in accordance with the then current Sharing Ratio of the Partners and other than as contemplated by the Jonah Expansion reimbursement provisions, the Sharing Ratio of Enterprise will be adjusted to a percentage determined by dividing (i) the total Capital Contributions made as of such date by Enterprise by (ii) the sum (a) the Initial TEPPCO Agreed Amount and (b) all Capital Contributions made by all of the Partners from the Effective Date to such date, in each case after taking into account any modification necessary to fairly and equitably reflect the percentage of participation elected by the TEPPCO Parties relative to Enterprise.

SCHEDULE 3.2

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

CAPITAL CONTRIBUTIONS

1.             Enterprise agrees to make such Capital Contributions to the Partnership which are necessary to fund one hundred percent (100%) of the Qualified Costs payable on or before the Effective Date and the TEPPCO Parties agree to reimburse Enterprise for fifty percent (50%) of such payable Qualified Costs in accordance with this Schedule 3.2.  Enterprise agrees to fund (by Capital Contribution or otherwise) fifty percent (50%) of the Qualified Costs which are payable on and after the Effective Date and the TEPPCO Parties agree to fund (by Capital Contribution or otherwise) fifty percent (50%) of the Qualified Costs which are payable on and after the Effective Date up to the Contemplated Total Expansion Capital.  The Qualified Costs shall be reimbursed by the TEPPCO Parties in accordance with the following schedule:

(i)                                     fifty percent (50%) of the Qualified Costs actually incurred by Enterprise thru the Effective Date (through August 31, 2006 in the case of the Enterprise Cost of Capital), to be paid on September 1, 2006; and

(ii)                                  to the extent that Enterprise makes Capital Contributions to the Partnership which fund the Qualified Costs that are subject to reimbursement but have not been so reimbursed (i.e., Qualified Costs payable prior to the Effective Date, which are reimbursable but which were not previously reimbursed), the TEPPCO Parties shall reimburse Enterprise for fifty percent (50%) of such Qualified Costs within thirty (30) days from receipt of invoice(s) setting forth such Qualified Costs.

Notwithstanding anything in this Schedule 3.2 to the contrary, in the event there are Excess Expansion Costs, Enterprise agrees to fund the Enterprise Percentage (defined in Exhibit A) of such Excess Expansion Costs and the TEPPCO Parties agree to fund the TEPPCO Percentage (defined in Exhibit A) of such Excess Expansion Costs effective as of the date (the “Cost Sharing Date”) of each payment in excess of the Contemplated Total Expansion Capital.  For the avoidance of doubt, (i) amounts funded by Enterprise (or its Affiliates) which are subject to reimbursement by the TEPPCO Parties shall be treated as a Capital Contribution on behalf of such parties even if such reimbursement payment is made directly to Enterprise or any of its Affiliates and (ii) amounts funded directly by Enterprise and the TEPPCO Parties pursuant to this Schedule 3.2 shall be considered Capital Contributions on behalf of such parties. For the further avoidance of doubt, after the Effective Date, Enterprise and the TEPPCO Parties shall each directly fund (by Capital Contribution to the Partnership or otherwise), 50% of the Qualified Costs payable in connection with the Jonah Expansion up until the total amount of Qualified Costs paid in connection with the Jonah Expansion exceed the Contemplated Total Expansion Capital at which time Enterprise will directly fund (by Capital Contribution to the Partnership or otherwise) the Enterprise Percentage of the Excess Expansion Costs and the TEPPCO Parties will directly fund (by Capital Contribution to the Partnership or otherwise) the TEPPCO Percentage of the Excess Expansion Costs.

2.                                       If there is an Additional Expansion, each of the Partners agree to fund such Additional Expansion in proportion to their relative Sharing Ratios (or their Final Ownership Interest (defined below) if such Additional Expansion were to occur prior to the earlier of the Phase II Commencement Date or the Cost Sharing Date in which event the contribution and reimbursement provisions set forth below for well connect capital and other capital projects shall apply in like manner).  It is expressly agreed that any Partner may decline to fund its proportionate share of such Additional Expansion, or to participate at less than its proportionate share of such Additional Expansion.  In such event, such Partner’s Partnership Interest shall be adjusted in accordance with the applicable provisions of Exhibit A and as may further be determined by the Management Committee to fairly and equitably reflect the Additional Capital Contributions made by such Partners. Notwithstanding the foregoing, with respect to well connects to the Jonah Gas Gathering System and other non-expansion capital projects which are commenced after the Effective Date, each of the TEPPCO Parties and Enterprise agree to fund such well connects and other capital projects in proportion to their Final Ownership Interest, unless otherwise agreed by the parties, it being further agreed that the TEPPCO Parties will fund 100% of such costs up until the Phase I Commencement Date at which time Enterprise will, within 30 days of receipt of an appropriate invoice therefore which has been approved by the Management Committee, reimburse the TEPPCO Parties for the percentage of such costs which equal Enterprise’s Sharing Ratio as of the Phase I Commencement Date and that as of the earlier of the Phase II Commencement Date and the Cost Sharing Date, Enterprise will in like manner reimburse TEPPCO for the remainder of Enterprise’s portion of such costs based on Enterprise’s Final Ownership Interest.  The term “Final Ownership Interest” shall mean the Sharing Ratio of the respective parties as of the earlier to occur of the Cost Sharing Date and the Phase II Commencement Date; provided that if any of the parties make any Capital Contribution which is not in proportion to their relative ownership interest other than as contemplated with respect to the Jonah

Expansion, after the date of such Capital Contribution the cost sharing for such projects shall be based on the Final Ownership Interest as may be further adjusted pursuant to the terms of this Agreement.

3.             The TEPPCO Parties shall have a unilateral right to (i) decline to participate in any required Capital Expenditure associated with any portion of an EnCana Expansion or (ii) participate in such EnCana Expansion in any percentage it determines up to the amount of its Sharing Ratio multiplied by such amounts required to fund such EnCana Expansion; provided that, if an EnCana Expansion is undertaken prior to the earlier of the Phase II Commencement Date and the Cost Sharing Date, TEPPCO’s maximum percentage of participation shall be based on its Final Ownership Interest, as may later be determined.  In the event the TEPPCO Parties decline to contribute their full amount of any Additional Capital Contributions with respect to an EnCana Expansion based on their Sharing Ratios, Enterprise will fund the remainder of such EnCana expansion by making all necessary Additional Capital Contributions without reimbursement by the TEPPCO Parties and Enterprise’s Partnership Interest shall be adjusted in accordance with the applicable provisions of Exhibit A and as may further be determined by the Management Committee to fairly and equitably reflect the Additional Capital Contributions made by such Partners.

4.             No Partner shall be required to make any Capital Contribution (other than the Contributions contemplated by paragraph 1 of this Schedule 3.2 and any other Contribution to which such Partner has agreed in writing or otherwise consented to) unless such Capital Contribution has been approved by a majority of the Management Committee Representatives.  If any Partner has the right to decline to fund its proportionate share of any required Capital Contribution, such Partner must provide written notice to the other Partners of its election not to participate within ten (10) Business Days of such Partner’s receipt of a written statement from the Partnership detailing such Capital Contribution or such Partner shall be deemed to have waived such right and shall fund its proportionate share of the required Capital Contribution together with the other Partners.

5.             For the avoidance of doubt, TMC will contribute all of its interest in Jonah Gas Marketing, LLC to the Partnership pursuant to the Contribution Agreement on the Effective Date and prior to the Effective Date the TEPPCO Parties will cause the conversion of any amounts payable by the Partnership to the TEPPCO Parties or their Affiliates into Partner’s capital of the Partnership.  The Jonah Gas Marketing Contribution shall be considered to be a Capital Contribution of TMC which occurred prior to the Effective Date of this Agreement for all purposes of this Agreement.

6.             For the avoidance of doubt, the parties calculated the Agreed Base Amount included in the Sharing Ratio calculations set forth on Exhibit A based on the March 31, 2006 balance sheet of the Partnership and such amount includes the following:

Current Assets	$32,520,000
Property Plant and Equipment (Gross Cost)	$412,266,000
Intangible Assets	$222,800,000
Other Assets	$6,157,000
Current Liabilities	$(31,785,000)
Total	$641,958,000

It is the parties intent that any amounts which were included in the calculation set forth above shall be paid by the TEPPCO Parties and not by Enterprise or the Partnership such that at the Effective Date the TEPPCO Parties shall have paid (or will be responsible for paying) any amounts which may be due and which relate to the assets included in the above calculation.  In addition, with respect to the 2006 Well Connect Capital and the Phase IV Capital Contribution, it is the intent of the parties that the TEPPCO Parties will be responsible for paying 100% of any such amounts included in the 2006 Well Connect Capital or the Phase IV Capital Contribution and to the extent that any of such costs were included in the calculation set forth above, the TEPPCO Parties agree that the 2006 Well Connect Capital and/or the Phase IV Capital Contribution will be appropriately reduced.  To the extent that there are any other non-expansion capital project costs which are not included as 2006 Well Connect Costs or as part of the Phase IV Capital Contribution or as part of the Agreed Base Amount referred to above and which have not been paid as of the Effective Date, the parties agree to contribute to such costs in the same manner as if such costs were non-expansion capital projects which are commenced after the Effective Date in accordance with paragraph 2 above.

SCHEDULE 4.2

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

MANAGEMENT AUTHORIZATION POLICY

Enterprise Products GP, LLC

Enterprise Products Partners L.P.

Enterprise Products Operating L.P.

Management Authorization Policy

Effective Date: February 22, 2006

PURPOSE

The purpose of this policy (this “Policy”) is the delegation by the Board of Directors (the “Board”) of Enterprise Products GP, LLC (“EPGP”) of approval limits for the various officers (the “Officers”) of EPGP, Enterprise Products Partners L.P. (“EPPLP”), Enterprise Products Operating L.P. (“EPOLP”) and their respective subsidiaries (collectively or individually, as the context may require, “Enterprise”). This Policy is designed to promote the approval process of expenditures at levels which the Board believes is adequate for the efficient operation of Enterprise, while ensuring that material or significant expenditures will continue to be subject to Board approval.

This Policy is not a substitute for good judgment and, when a situation dictates, action may be required which is contrary to this Policy. In situations where persons may be subjected to injury or where financial losses are likely to occur, operational and financial requirements take precedence over administrative requirements. In these circumstances, the highest-ranking individual present may make commitments without normal approvals provided the approvals are subsequently obtained at the earliest possible time.

Other related and more detailed policies and procedures exist, or will exist, for specific purposes such as marketing, accounting and purchasing materials which may be obtained by contacting the Vice President - Human Resources. An example of this is the Financial Commodity Policy of Enterprise that encompasses risk management, marketing and the use of derivatives. These policies provide more specific guidance about different business areas and should be used in conjunction with this Management Authorization Policy.

OFFICER AUTHORITY AND DELEGATION

Officers have the authority under this Policy as, and to the extent, reflected in the Officer Limits of Authority attached as Exhibit A (the “Officer Authority Limits”) and may generally delegate to other non-Officer employees of EPCO, Inc. up to one-half of their Officer Authority Limits. Delegations shall be made in accordance with reporting levels within the Officer’s functional area and only for those items for which sub-delegation is allowed. Delegation by Officers to non-Officers for items such as administrative or operating expenses shall not exceed Ten Thousand Dollars ($10,000.00); provided, however, this restriction or prohibition shall not apply to the delegation by Officers to non-Officers of the approval for payment of administrative or operating expenses, non-AFE PO requisitions or payments on Service Contracts, leases and rentals. Higher limits or specific variations in limits of authority must be approved by the Chairman, the Chief Executive Officer (“CEO”) or the Chief Operating Officer (“COO”). The Management Authorization Form for Delegation of Authority (the “Authorization Form”), the current form of which is attached as Exhibit B, shall be used to document delegation to other personnel.

The delegating Officer will retain a copy of each Authorization Form. The original will be sent to the Risk Control Director to ensure the delegation is within this Policy.  The Risk Control Director will then have the authorization form prepared for electronic “read only” access by Accounting and Treasury for matching payment approvals with appropriate levels of authorization. A copy of each Authorization Form will also be sent by the Delegating Officer to the Legal Department. If an Officer wishes to change an individual’s authority, such Officer must prepare and distribute, as set forth above, a new Authorization Form.

A periodic report showing delegated authorities will be distributed no less frequently than quarterly by Risk Control to the Delegating Officers to help ensure documentation presented for payment is properly authorized in accordance with this Policy.

Upon a change in employment of an individual with authority granted or delegated under this Policy, the delegating Officer will notify Risk Control to delete or modify, as appropriate, the employee’s electronic “read-only” authorization form and will notify the Legal Department of such change. Human Resources will also notify Risk Control of such changes to further ensure authorizations are maintained only for the employee’s current position.

If an Officer becomes aware of a problem or potential problem related to delegated authorities, such Officer should request their personnel and Accounts Payable to route some or all invoices or requests for payment to the Officer for review and approval prior to release of payment. Such routing should continue until the Officer has found and corrected the problem or has reasonably determined that no problem exists and that the authorization process is working as intended.

The following is a list of the basic authorization levels and types of expenditures addressed by this Policy:

AUTHORIZATION LEVELS

1.     Chairman

2.     CEO, COO and Management Directors (and officers who are management directors)

3.     Executive Vice Presidents

4.     Senior Vice Presidents

5.     Vice President

All other levels are to be delegated.

FUNDS RELEASE PROCESS

Funds for AFEs will not be released until the project is approved. Project documentation submitted for AFE approval should include a substantial description, explanation justifying the need for the expenditure and properly prepared economic support.

2

EXPENDITURE DEFINITIONS AND RELEVANT INFORMATION

1.              AFEs are typically for capital or large expense items that include economic analysis and other critical documentation such as material and labor estimates, project maps and detailed engineering plans used to justify the decision for the expenditure.  AFEs by nature have multiple signatures for approval such as the requesting party, their supervisor, etc.  For Bank and Finance related AFEs, please refer to Item 14 of Exhibit A.

2.              Charges to Approved AFEs: Spending limits on these charges aid management in monitoring actual costs against the approved AFE amounts budgeted for the project.

3.              Over Expenditures: As soon as it becomes apparent that a project will exceed the original AFE, and the variance amount exceeds the lesser of 10% of the original AFE cost or One Hundred Thousand Dollars ($100,000), a supplemental AFE is required with the appropriate level(s) of approval.  The supplemental AFE must be made for not only the anticipated increase over original project cost, but also include the original cost and any information pertaining thereto.  Supplemental AFEs for over expenditures estimated to be less than $10,000 in excess of the original AFE amount can be approved by a senior vice-president responsible for that respective area such as the Senior Vice-President of Engineering.

4.              Natural gas, natural gas liquids (“NGLs”), crude oil and refined products agreements and joint venture agreements: This includes all types of natural gas, NGL, crude oil and refined products sales, purchase, exchange, transportation, storage, tolling, processing, fractionation, and compression agreements (contracts).  These contracts and agreements are normally authorized and approved in writing by middle to upper level management in the functional marketing area such as the Vice President-Fractionation, Senior Vice President-Gas Liquids Marketing and Senior Vice President-Gas Processing.

5.              Payments under natural gas, NGL, crude oil and refined products contracts: If the payment is the direct result of a specific contract for a specific transaction, and the contract has been properly approved, additional approval for release of these funds is not required.  Otherwise, the appropriate level of management must approve payment.

6.             Service contracts, leases and rental agreements:    Service contracts, leases and rental agreements can be made at various locations for many reasons but, in any event, are subject to the prior written approval of the Legal Department.   For this reason, the authorization and approval levels are intentionally much more limited for such items than for AFEs or gas contracts.

7.             Non-AFE purchase order requisitions, operating and administrative expenses and charges to service contracts:  Due to the number of possible transactions, this classification provides the most restrictive level of authorization and approval.

8.             Payments for insurance premiums and taxes:  These expenditures are infrequent by comparison to other expenses and require specific or technical knowledge as to their appropriateness, and thus should generally not be delegated.

3

9.             Sales or disposition of assets:  Sale or disposition of assets with a sale price and or fair market value equal to or greater than One Hundred Thousand Dollars ($100,000) also requires the written approval of the CEO, the COO or the Chief Legal Officer and the Chief Financial Officer (the “CFO”).  Any agreement for the sale or disposition of assets requires the prior written approval of the Chief Legal Officer or his delegate.

10.       Guaranties: All guaranties in which Enterprise is the guarantor shall be approved in writing, as to the amount and term thereof, by the Treasurer, or his delegate, and as to the form thereof, by the Chief Legal Officer, or his delegate, and shall be executed only by the CFO, or in the CFO’s absence, the CEO, the COO, the Treasurer or the Chief Legal Officer.

11.       Confidentiality Agreements, Employment Agreements and Consulting Agreements: Confidentiality agreements, employment agreements and consulting agreements shall be approved in writing by the Chief Legal Officer or his delegate and shall be executed only by the CEO, the COO, the CFO or the Chief Legal Officer or their respective delegates.

12.       Legal Services; Legal Fees:  Only the Chief Legal Officer or his delegates are authorized to (i) retain any law firm or attorney for the providing of legal services to Enterprise and (ii) approve invoices for legal fees and expenses.

CONTRACT ROUTING

All contracts for the purchase of commodities and other goods or services (other than those transactions which are in the ordinary course of Enterprise’s business), Enterprise guarantees, letters of intent and indications of interest (except confirmations and unchanged standard agreements previously approved by the Legal Department) shall be approved in writing by the Legal Department and relevant administrative support (e.g. Treasury, Human Resources, Accounting, Corporate Risk, Contract Administration, Information Technology, etc.) management prior to execution. For example, joint venture agreements must be reviewed and approved by the CFO, the Chief Legal Officer and the Vice President-Corporate Risk, or their respective delegates, for proper financial, legal, accounting, tax, and insurance considerations. Another example is service agreements, which must be reviewed and approved by the Corporate Risk and Legal Departments prior to execution. For any contract requiring an extension of credit, the approving Officer must specifically obtain credit approval from the Credit Department within the Treasury Department.

Appropriate Marketing and Supply personnel must approve all natural gas and NGL contracts with a term greater than one month or a value greater than One Hundred Thousand Dollars ($100,000) that could expose Enterprise to fixed price or option risk on price or volume.

All commodity contracts must be provided to Contract Administration no later than the day the transaction commitment occurs.

EXPENSE REPORTING

Expense reports (including Cash Advances) must be approved by the employee’s immediate supervisor who has a MAP form on file or, in the supervisor’s absence, the next higher level.

4

Expense reports totaling more than One Thousand Dollars ($1,000) must be approved by a Vice President or higher.

For non-officers, the One Thousand Dollar limit is considered to be included in the line item beginning with “Operating Expenses” on the Management Authorization Form for the Delegation of Authority.  For limits greater than a thousand dollars, please specify under the line item “Other”.  Details of employee expense reporting are contained in the Enterprise Human Resources Policy for Expense Accounts.

INVOICE APPROVAL

Regarding expenditures for operating expenses or capital projects, a duly authorized member of management must approve all purchase requisitions, purchase orders (PO’s) and invoices without properly approved purchase orders. Accounting shall match the purchase requisition, purchase order and invoices with authorization forms as necessary to determine proper approval, and compare the receiving report for goods purchased to the vendor invoice before releasing the invoice for payment. Individuals approving invoices not generated by purchase orders are responsible for ensuring that the goods or services invoiced have been properly received by Enterprise and that such goods and services are required in the course of Enterprise’s business. The individual approving the invoice should be certain that the charges are correct as billed. If expenditure requires an AFE, the invoice should not be processed until an AFE is properly approved.

MAJOR EXPENDITURE MONITORING

The payment of expenditures related to new commercial operating arrangements or contracts (which expenditures have been approved under an appropriate AFE) should be reviewed and approved for a period of at least three months from the beginning of operations or inception of the contract, by the Officer (or by the manager or director who has been delegated such authority) in the commercial group responsible for obtaining the business. This will help ensure that expenditures are being made in accordance with the intent of the arrangement or contract.

CHARITABLE CONTRIBUTIONS

The Chairman, the CEO, the COO or the management director shall, in addition to the appropriate dollar level approval, be required to approve contributions greater than $500 for charitable purposes, such as educational institutions and other publicly or privately funded special interest support organizations.

FINANCE RELATED TRANSACTIONS

The CFO or his delegate must approve all financial guarantees of obligations for any investments, financial obligations, long-term contracts including leases, any non-trade credit transactions and International Swap and Derivative Agreements (ISDA’s).

APPROVED BY:

The Board of Directors of
Enterprise Products GP, LLC

5

Enterprise Products GP, LLC

Enterprise Products Partners L.P.

Enterprise Products Operating L.P.

Officer Limits of Authority

Exhibit  A

MAXIMUM AUTHORIZATION LEVELS*

TYPES OF EXPENDITURES*	Chairman	CEO, COO and Management Directors (and officers who are management directors)	Executive Vice Presidents	Senior Vice Presidents	Vice Presidents
1. AFEs: (a) (A) Budgeted (B) Un-budgeted-operated facility (C) Un-budgeted - non-operated facility (D) Reimbursable	$100MM $100MM $100MM Full	$100MM (b) $50MM (c) (applicable to A, B, C and D)	$100M $50M $100M $100M	$50M $25M $50M $50M	$25M $12.5M $25M $25M
2. Contracts with contingent financial obligations, take or pay or capacity reservation > 1 year (total dollar obligation, not annual)	Full	Full	Full	S1.25MM
3. Charges to approved AFEs up to the amount of the AFE	Full	Full	Full	Full for assigned area	Full for assigned area
4. Supplemental AFEs for over-expenditures (a)	AFE with Supplemental not to exceed maximum set forth in Item 1 above	AFE with Supplemental not to exceed maximum set forth in Item 1 above	AFE with Supplemental not to exceed maximum set forth in Item 1 above	AFE with Supplemental not to exceed maximum set forth in Item 1 above	-0-

5. Contracts for sale or purchase of natural gas, NGLs, crude oil or refined products (d) (e)	Full	Full	Full	Commercial SVP’s $5MM &< lyr or $500M	Commercial VP’s $2.5MM&<6 mo. or $500M
6. Contracts for transportation, exchange, gathering, compression, processing, fractionation, or storage (e) (f)	Full	Full	Full	Commercial Sr VP’s 1 year	Commercial VP’s 6 mos.
7. Payments on natural gas, NGL, crude oil and refined products contracts and contracts related to financial instruments (g)	Full	Full	Full	$5MM	Accounting VP’s$2.5MM
8. Service contracts, leases & rentals - annual amount (h)	Full	Full	Full	$200M	$100M
9. Non-AFE purchase requisitions, operating & administrative expenses, & payments on previously authorized service contracts, leases & rentals (i) (j) (k) (p)	$100MM	$100MM (b) $50MM (c)	$5MM	$100M	$50M
10. Sale or Disposition of Assets (l)	$100MM	$100MM (b) $50MM (c)	$10MM	$100M	$100M
11. Insurance premiums and bonds (m)	Full	Full	Full	Full

12. Tax payments: (A) Franchise, income, payroll and ad valorem (B) Sales and use tax payments (C) Production/severance taxes collected as first purchaser that are a pass t through to the respective state

	Full Full Full	Full Full Full	Full Full Full		Controller $1MM Accounting VPs $1MM Accounting VPs $1MM
13. Settlement of claims and lawsuits** (in payments or value of claims waived): (n)	Full	Full	Full	$100M	$100M
14. Finance and Bank Related Transactions: (o)	Full	Full	Full
* Authorizations are subject to notes (a) through (p) that follow ** Sub-delegation not allowed

6

NOTES TO AUTHORIZATION LEVELS

(a)        Must comply with the Funds Release Process as described in the Management Authorization Policy.   It is understood that Officers may only approve AFEs relating to their assigned area of responsibility.  In order for AFEs to be approved by Officers other than the Chairman, the CEO, or the COO, the AFE should be approved with joint concurrence of Officers in Operations, Business Management, Engineering, and Finance.  Supplemental AFEs for over expenditures estimated to be less than $10,000 in excess of the original AFE amount can be approved by a senior vice-president for that respective area such as the Senior Vice-President of Engineering.

(b)    Requires the approval of any two (2) of the Chairman, the CEO, the COO and/or management directors (and officers who are management directors) with the approval of an officer in Finance.

(c)    The Chairman, the CEO, the COO or any management director (or any officer who is a management director), individually, can approve with the approval of an officer in Finance.

(d)        The authorization amount is the total to be expended during the term of the contract.

(e)        All contract approvals are subject to the Contract Routing requirements stated in the Management Authorization Policy.

(f)         Exception - Any authorized personnel in this category may approve or delegate approval for contracts other than storage with volumes of 500 Bbls per day, 25 MMcf per day or less regardless of the term of the contract. [See note (e)]

(g)        Payments to Shell and Shell affiliates may be approved by Accounting Vice Presidents up to a maximum of $30MM. Payments over $30MM must be approved by an Accounting Senior Vice President or higher.

(h)        The Chief Legal Officer or his delegate must approve all Enterprise legal fees.   All lease terms must be reviewed and approved by the CFO or his delegate prior to signing any lease.  All leases requiring monthly payments of $10,000 or more, or $100,000 or more per annum must also be approved by the CFO. All lease payments including relevant terms such as the payment frequency, term of the agreement, amount of payment, and item(s) leased must be reported in writing to the CFO and the Controller.

(i)          Purchase requisitions are intended for goods versus services, which should be approved by service contracts.

(j)     Authorization for recurring expenses such as utility bills that are consistent with the annual budget may be approved by the Vice President responsible for that area.

(k)    All computer hardware, software, software licensing, maintenance and consulting services must also be approved by the Vice President - Information Technology or his delegate.

(l)     Per the Management Authorization Policy, all sales or dispositions of company assets with a sale price and or fair market value greater than $100,000 require approval by the CEO, the COO or the Chief Legal Officer and the CFO.

7

(m)   Premiums for new bonds require approval of the CFO or the Treasurer.

(n)    Authorization for settlements of claims and lawsuits by Senior Vice Presidents or Vice Presidents is limited to the officer(s) in charge of Corporate Risk Department.  All other settlements, other than tax settlements involving less than $5M, must be approved and initialed by the Chief Legal Officer or his delegate.

(o)    Authorizations for these transactions are specifically granted by Board resolutions and are subject to restrictions. All such transactions must have the involvement of or review by the CFO’s organization and Chief Legal Officer

(p)    All check requests for charitable contributions greater than $500 must be approved by the Chairman, the CEO, the COO or a management director.

8

Exhibit B

Enterprise Products GP, LLC

Enterprise Products Partners L.P,

Enterprise Products Operating L.P.

Management Authorization Form for Delegation of Authority

Employee Name	Title	Employee Number

Department	Accounting Unit	Current Date

Officer Granting Authority	Officer’s Title	Effective Date Of Delegation

Expenditure Description	Maximum Amount	Maximum Term
Authorization for Expenditure (AFE)		N/A
Charges to AFEs		N/A
Supplemental AFEs for Over Expenditures		N/A
Contracts with Contingent Obligations, Take or Pay or Capacity Reservation > 1 year
Natural Gas, NGL Contracts and term
Payments under Natural Gas and NGL Contracts
Service Contracts, Leases & Rentals - Annual Amount
Operating Expenses, Non-AFE PO Requisitions & Payments on Service Contracts, Leases & Rentals
Other – Specify

Explain any special circumstances, instructions or authority being granted below.

Employee Signature	Initials	Risk Control Director - Within or Outside Policy
(Sign & initial as you intend to authorize)

Delegating Officer Signature		Robert G. Phillips, CEO - Variance Approved

9

Revision History	Exhibit C

Date	Rev Number	Change	Reference Section
November 2, 2004	0	New Policy
May 5, 2005	1
November 4, 2005	2

10

SCHEDULE 5.2

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

TAX MATTERS

1.             Tax Returns, Proceedings and Elections.  Tax returns, proceedings, and elections shall be governed by the provisions of this Schedule 5.2 as it may be amended from time to time by a vote of the Partners.

(a)           Enterprise is designated the tax matters partner (“TMP”) as defined in Section 6231(a)(7) of the Code.  The designation of TMP shall be effective only for operations conducted by the Partnership pursuant to this Agreement.

(b)           The TMP shall cause to be prepared all necessary federal, state, and local Partnership income, excise, and property tax returns and, except for excise taxes, furnish a copy of the proposed return to the Partners for their review not later than one month prior to the due date, including extensions, for filing such returns.  The TMP shall timely file such returns and, upon the written request of a Partner, shall provide the Partners with schedules which are consistent with the treatment of all items on those returns.  The TMP agrees to use all reasonable efforts in the preparation and filing of such tax returns but, in doing so, shall incur no Liability to any Partner with respect to such returns or any elections relating thereto.  On or before the last day of May after the end of the taxable year, the TMP will cause each Partner to be provided with estimates of all information reasonably necessary or appropriate to file its respective tax returns and reports.

(c)           The Partners shall furnish the TMP with such information as it may reasonably request to aid in the preparation of the Partnership returns and which will permit it to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed to such Partners as provided in Section 6223 of the Code.

(d)           To the extent and in the manner provided by applicable Regulations, the TMP shall keep each Partner informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a)(3) of the Code) at the Partnership level.

(e)           If an administrative proceeding contemplated under Section 6223 of the Code has begun, the Partners shall notify the TMP of their treatment of any Partnership item on their federal income tax return in a manner which is or may be inconsistent with the treatment of that item on the Partnership return.

(f)            The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without the prior written consent of the Partners.

(g)           Any Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to Partnership items shall promptly notify the other Partners of such settlement agreement.

(h)           The TMP shall not bind the other Partners to a settlement agreement without obtaining the written concurrence of the Partners who will be bound by such agreement.

(i)            The TMP shall notify all Partners of any intention to file a petition with a court for a readjustment of any Partnership items.  Such notice shall be given within a reasonable time so that the Partners may participate in choosing the forum for the filing of any petition.  This provision shall not apply to any Partner who does not have an interest in the outcome of such matter.  Whether a Partner has an interest in the outcome will be determined using the standard in Section 6226(d) of the Code.  Further, the TMP or other Partner who had brought the action under Section 6226 of the Code, shall provide the other Partners with notice of any intention to seek review of a determination by any court under that Section.

(j)            No Partner may file a request for an administrative adjustment of Partnership items for any Partnership taxable year pursuant to Section 6227 of the Code without first notifying all other Partners.  If the other Partners agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership.

(k)           If any part of an administrative adjustment request filed by a Partner is not allowed by the Internal Revenue Service, the Partner filing such request shall seek the concurrence of other Partners with regard to the filing of a petition with a court and with regard to seeking review of the determination by any court in the same manner as provided in Section l(i) of this Schedule 5.2.

(l)            The TMP and other Partners shall use all reasonable efforts to comply with the responsibilities as outlined herein and in Sections 6222 through 6233 of the Code, but shall incur no Liability to any other Partner for failure to fulfill such responsibilities.

(m)          The provisions of this Schedule 5.2 shall survive the termination of the Partnership or the termination of any Partner’s interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Partnership and any applicable state income tax matters.

2.             Elections. The Partners agree that the TMP is directed to make the following elections on behalf of the Partnership in the appropriate returns of the Partnership prepared pursuant to Section 1 above:

(a)           To adopt the accrual method of accounting;

(b)           To compute the allowance for depreciation or cost recovery using the shortest permissible life and most rapid recovery method permitted under the Code;

(c)           To elect the calendar year as the Fiscal Year of the Partnership;

(d)           To elect to amortize all organization costs of the Partnership under Section 709 of the Code; and

(e)           To make such other elections as the Partners may direct.

3.             Section 754 Election.  The Partnership shall make an election pursuant to Section 754 of the Code to adjust the basis of Partnership property.

SCHEDULE 6.1

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

FINANCIAL RESPONSIBILITY REQUIREMENTS

Each potential new Partner in the Partnership must demonstrate adequate financial responsibility itself or through an Affiliate that is willing to execute a guarantee of the obligations of such prospective Partner on such terms that are acceptable to the Partners. Such credit worthiness may be demonstrated by satisfying one of the two methods of meeting financial responsibility described below.

1.             Method I

The Partner or its Affiliate has senior unsecured debt outstanding which is rated by:

(a)	Moody’s Investors Services	Baa3 or better, and
(b)	Standard and Poors	BBB or better

2.             Method II

If a Partner or its Affiliate fails to meet the above test, then the following criteria will be applied to the proposed new Partner’s or its Affiliate’s financial statements:

Debt/Capital is less than or equal to 55% and such proposed Partner’s net worth is greater than or equal to $500 million; or

Debt/EBITDA is less than or equal to 3.5 and such proposed Partner’s net worth is greater than or equal to $500 million; or

Current assets/current Liabilities is greater than or equal to 1.0 and such proposed Partner’s net worth is greater than or equal to $500 million.

If the proposed Partner or its Affiliate meets any one of the above criteria, then such proposed Partner or its Affiliate shall be deemed to have adequate financial capability to fulfill the obligations of a Partner.

SCHEDULE 10.23

TO THE

AMENDED AND RESTATED

AGREEMENT OF PARTNERSHIP

OF

JONAH GAS GATHERING COMPANY

DISPUTE RESOLUTION PROCEDURE

1.             Initiation of Procedures.  Any Party desiring to initiate the dispute resolution procedures set forth herein with respect to a dispute (including a dispute described in the last sentence of Section 4.1(k) of the Agreement) (“Dispute”) not resolved in the ordinary course of business (the “Initiating Party”) must give written notice of the Dispute (the “Dispute Notice”) to the other Party (the “Non-Initiating Party”).  The Dispute Notice shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under Section 2 below.  For purposes of the alternative dispute resolution procedure as set forth in this Schedule 10.23, any reference to “Party” or “Parties” shall include the Partners.

2.             Negotiation Between Executives.  If one Party has given a Dispute Notice under Section 1 above, the Parties shall attempt in good faith to resolve the Dispute within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute.  Within fifteen (15) days after receipt of the Dispute Notice, the Non-Initiating Party shall submit to the other a written response.  The response will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within forty-five (45) days following receipt of the Dispute Notice by the Non-Initiating Party, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

3.             Tolling and Performance.  Except as otherwise provided in these procedures, all applicable statutes of limitation and defenses based upon the passage of time and all contractual limitation periods specified in this Agreement, if any, will be tolled while the procedures specified herein are pending.  The Parties will take all actions necessary to effectuate the tolling of any applicable statute of limitation or contractual limitation periods.  All deadlines specified herein may be extended by mutual written agreement of the Parties.  Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.